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Exhibit 10.41

SECOND AMENDED AND RESTATED
MANAGEMENT AGREEMENT
BETWEEN THE
UNITED AUBURN INDIAN COMMUNITY
AND
STATION CALIFORNIA, LLC
November 1, 2002

TABLE OF CONTENTS

1.	Recitals	1
2.	Definitions	2
	"Affiliate"	2
	"Agreement"	2
	"Annual Business Plan, Annual Operating Budget and Annual Capital Budget"	2
	"Approval Date"	2
	"Architect"	3
	"BIA"	3
	"Business Board"	3
	"Capital Budget"	3
	"Capital Replacement(s)"	3
	"Capital Replacement Reserve"	3
	"Cash Flow from Operations"	3
	"Class II Gaming"	3
	"Class III Gaming"	3
	"Collateral Agreements"	3
	"Commencement Date"	3
	"Compact"	3
	"Compensation"	4
	"Completion Date"	4
	"Confidential Information"	4
	"Depository Account"	4
	"Developer"	4
	"Development Services Agreement"	4
	"Disbursement Account"	4
	"Emergency Condition"	4
	"Enterprise"	4
	"Enterprise Bank Accounts"	4
	"Enterprise Employee"	4
	"Enterprise Employee Policies"	4
	"Event of Default"	4
	"Facility"	5
	"Financing"	5
	"Financing Agreements"	5
	"Financing Plan"	5
	"Fiscal Year"	5
	"Furnishings and Equipment"	5
	"Gaming"	5
	"Gaming Facility"	5
	"Gaming Operating Expenses"	5
	"General Manager"	5
	"Generally Accepted Accounting Principles" or "GAAP"	6
	"Governmental Action"	6
	"Gross Gaming Revenue"	6
	"Gross Revenues"	6
	"House Bank"	6
	"IGRA"	6
	"Indemnitees"	6

i

	"Internal Control Systems"		6
	"Legal Requirements"		6
	"Lender"		6
	"Major Shareholder"		6
	"Management Agreement"		6
	"Management Fee"		6
	"Manager"		6
	"Manager Employees"		6
	"Manager Representatives"		7
	"Marketing Plan"		7
	"Material Breach"		7
	"Member of the Tribal Council"		7
	"Minimum Balance"		7
	"Minimum Monthly Payment"		7
	"Monthly Distribution Payment"		7
	"National Indian Gaming Commission" or "NIGC"		7
	"NEPA"		7
	"Net Revenues (gaming)"		7
	"Net Revenues (other)"		7
	"Non-Gaming Operating Expenses"		8
	"Off-Site Employees"		8
	"Operating Expenses"		8
	"Operating Supplies"		8
	"Permitted Investments"		8
	"Plans and Specifications"		9
	"Pre-Opening Budget"		9
	"Pre-Opening Expenses"		9
	"Project"		9
	"Promotional Allowances"		9
	"Property"		9
	"Qualified"		9
	"Recommencement"		9
	"Relative"		9
	"Staffing Plan"		9
	"State"		9
	"Station Casinos, Inc."		9
	"Term"		9
	"Total Net Revenues"		9
	"Tribal Council"		9
	"Tribal Employees"		9
	"Tribal Gaming Agency"		9
	"Tribal Gaming Ordinance" or "Gaming Ordinance"		9
	"Tribal Representatives"		9
	"Tribe"		10
	"Year End Operating Statements"		10
3.	Covenants		10
	3.1	Engagement of Manager	10
	3.2	Term	10
	3.3	Access to Property	10
	3.4	Creation and Operation of Business Board	10

		3.4.1 Creation of Board	10
		3.4.2 Business Board Meetings	10
	3.5	Manager Compliance with Law; Licenses	11
	3.6	Amendments to Tribal Gaming Ordinance	11
	3.7	Tribe's Compliance with Law	12
	3.8	Fire and Safety	12
	3.9	Compliance with the National Environmental Policy Act	12
	3.10	Satisfaction of Approval Date Requirements	12
		3.10.1 Other Requirements	12
	3.11	Commencement Date	12
	3.12	All Gaming in Compliance with the IGRA	12
	3.13	Best Efforts; Covenant of Good Faith and Fair Dealing	12
	3.14	Financing Agreements	12
	3.15	Affiliates	13
	3.16	Licensing of Manager by Tribal Gaming Agency	13
4.	Business and Affairs in Connection with Enterprise		13
	4.1	Manager's Authority and Responsibility	13
	4.2	Duties of Manager	13
		4.2.1 Physical Duties	13
		4.2.2 Compliance	15
		4.2.3 Compliance with Internal Revenue Code	15
		4.2.4 Contracts in Tribe's Name Doing Business as the Enterprise and at Arm's Length	15
		4.2.5 Enterprise Operating Standards	15
	4.3	Security	15
	4.4	Damage, Condemnation or Impossibility of the Enterprise	15
		4.4.1 Recommencement of Operations	15
		4.4.2 Repair or Replacement	15
		4.4.3 Termination of Gaming	16
		4.4.4 Tolling of the Agreement	16
	4.5	Alcoholic Beverages and Tobacco Sales	16
	4.6	Employees	16
		4.6.1 Manager's Responsibility	16
		4.6.2 Enterprise Employee Policies	16
		4.6.3 Employees	17
		4.6.4 Off-Site Employees	17
		4.6.5 No Manager Wages or Salaries	17
		4.6.6 Tribal Gaming Agency (Costs)	17
		4.6.7 Employee Background Investigations	17
		4.6.8 Indian Preference, Recruiting and Training	18
		4.6.9 Job Fairs	18
		4.6.10 Goals and Remedies	18
		4.6.11 Removal of Employees	18
	4.7	Marketing	19
	4.8	Additional Land	19
	4.9	Pre-Opening	19
		4.9.1 Pre-Opening Budget	19
		4.9.2 Staffing Plan	19
		4.9.3 Reasonable Estimate Only	19
	4.10	Operating Capital	19

	4.11	Annual Business Plan, Annual Operating Budget and Annual Capital Budget	20
		4.11.1 Submission	20
		4.11.2 Content	20
		4.11.3 Review and Approval	20
		4.11.4 Disputed Budget Items	20
	4.12	Adjustments to Annual Business Plan, Annual Operating Budget and Annual Capital Budget	21
		4.12.1 Capital Budget	21
		4.12.2 Depreciation and Amortization	22
	4.13	Capital Replacements	22
	4.14	Capital Replacement Reserve	22
	4.15	Periodic Contributions to Capital Replacement Reserve	22
	4.16	Use and Allocation of Capital Replacement Reserve	23
	4.17	Contracting Preference	23
	4.18	Internal Control Systems	23
	4.19	Surveillance System	23
	4.20	Banking and Bank Accounts	23
		4.20.1 Enterprise Bank Accounts	23
		4.20.2 No Cash Disbursements	24
		4.20.3 Daily Deposits to Depository Account	24
		4.20.4 Disbursement Account	24
		4.20.5 Transfers Between Accounts	24
		4.20.6 Investment of Funds	24
	4.21	Insurance	24
	4.22	Accounting and Books of Account	24
		4.22.1 Statements	24
		4.22.2 Books of Account	25
		4.22.3 Accounting Standards	25
		4.22.4 Annual Audit	25
	4.23	Retail Shops and Concessions	25
	4.24	Entertainment Approvals	25
5.	Liens		25
	5.1	Representation and Warranty	25
	5.2	Exceptions	26
6.	Management Fee, Reimbursements, Disbursements, and Other Payments by Manager		26
	6.1	Disbursements	26
	6.2	Adjustment to Bank Account	26
	6.3	Payment of Fees and Tribe Disbursement	26
	6.4	Monthly Payments	27
		6.4.1 Minimum Monthly Payment	27
	6.5	Payment of Total Net Revenues	27
	6.6	Management Fee	27
	6.7	Annual Statement and Adjustment of Management Fee	28
	6.8	Manager's Compensation Cap	28
7.	Trade Names, Trade Marks and Service Marks		28
	7.1	Enterprise Name	28
	7.2	Marks	28
		7.2.1 Tribe's Marks	28
		7.2.2 Manager's Marks	29

8.	Taxes		30
	8.1	State and Local Taxes	30
	8.2	Tribal Taxes	30
9.	General Provisions		30
	9.1	Situs of the Contracts	30
	9.2	Notice	30
	9.3	Authority to Execute and Perform Agreement	31
	9.4	Relationship	31
	9.5	Manager's Contractual Authority	31
	9.6	Further Actions	31
	9.7	Defense	31
	9.8	Waivers	31
	9.9	Captions	31
	9.10	Severability	31
	9.11	Interest	32
	9.12	Reimbursement	32
	9.13	Financing Plan	32
	9.14	Travel and Out-of-Pocket Expenses	32
	9.15	Third Party Beneficiary	32
	9.16	Brokerage	32
	9.17	Survival of Covenants	33
	9.18	Estoppel Certificate	33
	9.19	Periods of Time	33
	9.20	Preparation of Agreement	33
	9.21	Exhibits	33
	9.22	Successors and Assigns	33
	9.23	Exclusivity Regarding Facility	33
	9.24	Stay, Extension and Usury Laws	33
	9.25	Time is of the Essence	34
	9.26	Confidential Information	34
		9.26.1 Information	34
		9.26.2 Non-disclosure	34
	9.27	Patron Dispute Resolution	34
	9.28	Modification	34
	9.29	Indemnification of Manager	34
10.	Warranties		35
	10.1	Definitions	35
	10.2	Noninterference in Tribal Affairs	35
	10.3	Prohibition of Payments to Members of Tribal Council	35
	10.4	Prohibition of Hiring Members of Tribal Council	35
	10.5	Prohibition of Financial Interest in Enterprise	35
	10.6	Preservation of Agreement	35
11.	Events of Default		35
	11.1	Events of Default by the Tribe	35
	11.2	Events of Default by Manager	36
12.	Grounds for Termination		36
	12.1	Voluntary Termination	36
	12.2	Termination upon Event of Default	36
	12.3	Actions in Addition to Termination	37

v

		12.3.1 Consequences of Manager's Termination by the Tribe	37
		12.3.2 Consequences of Tribe's Termination by the Manager	37
	12.4	Involuntary Termination Due to Changes in Legal Requirements Agreement	38
	12.5	Manager's Right to Terminate Agreement	38
	12.6	Notice and Opportunity to Cure	39
13.	Conclusion of the Management Term		39
	13.1	Transition	39
	13.2	Undistributed Total Net Revenues	39
14.	Consents and Approvals		39
	14.1	Tribe	39
	14.2	Manager	39
15.	Manager Disclosures		39
	15.1	Shareholders and Directors	39
	15.2	Warranties	39
	15.3	Criminal and Credit Investigation	39
	15.4	Disclosure Amendments	40
	15.5	Breach of Manager's Warranties and Agreements	40
16.	Recordation		40
17.	No Joint Venture		40
18.	Dispute Resolution		41
	18.1	Waiver of Sovereign Immunity	41
	18.2	Arbitration	41
		(a) Choice of Law	41
		(b) Place of Hearing	41
		(c) Confidentiality	41
		18.2.1 No Arbitration of Governmental Action	41
	18.3	Limitation of Actions	42
		(a) Damages	42
		(b) Consents, Approvals and Representations	42
		(c) Injunctive Relief and Specific Performance	42
		(d) Action to Compel Arbitration	42
	18.4	Notice and Right to Cure	42
	18.5	Cooperation	42
	18.6	Performance During Disputes	42
	18.7	Tribal Court	42
19.	Intent to Negotiate New Agreement		43
	19.1	Negotiations of New Agreement	43
	19.2	Transition Plan	43
20.	Entire Agreement		43
21.	Government Savings Clause		43
22.	Preparation of Agreement		43
23.	Standard of Reasonableness		43
24.	Execution		43

LIST OF EXHIBITS

EXHIBIT A	Property Description
EXHIBIT B	Dispute Resolution Between Manager and Enterprise Employees
EXHIBIT C	Manager's Affiliates
EXHIBIT D	Manager's Shareholders
EXHIBIT E	Manager's Officers and Directors

SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT

        THIS SECOND AMENDED AND RESTATED MANAGEMENT AGREEMENT ("Agreement") is made as of the            day of November, 2002, by and between the UNITED AUBURN INDIAN COMMUNITY, Auburn, California, (the "Tribe") or its Permitted Assignee, and STATION CALIFORNIA, LLC, a California limited liability company ("Manager"). Manager and the Tribe agree that the AMENDED AND RESTATED MANAGEMENT AGREEMENT dated October 26, 2000, between the Tribe and the Manager, as assignee, is amended and restated in its entirety by this Agreement. All capitalized terms are defined in Section 2.

1.    Recitals.

        1.1  The Tribe is recognized as the United Auburn Indian Community of the Auburn Rancheria of California. On September 17, 2002, the United States Department of the Interior accepted certain land located in Placer County, California, and legally described on Exhibit A attached hereto (the "Property"), into trust for the Tribe for gaming purposes.

        1.2  With the assistance of Manager, the Tribe intends to operate a permanent Class II Gaming and Class III Gaming facility. Both the Tribe and the Manager intend that the Tribe, as the true and only owner, will control the policy and operating decisions regarding the Enterprise as defined herein. Both the Tribe and the Manager intend that the Manager shall make day-to-day operational and management decisions as set forth in Section 4 of this Agreement, and shall be compensated for this service as provided in this Agreement. This Agreement sets forth the manner in which the Enterprise will be managed.

        1.3  The Tribe desires to use the Property to improve the economic conditions of its members, to enable it to serve the social, economic, educational and health needs of the Tribe, to increase the revenues of the Tribe and to enhance the Tribe's economic self sufficiency and self determination.

        1.4  The Tribe wishes to establish an Enterprise to conduct Class II Gaming and Class III Gaming, pursuant to the Compact, on the Property. As of the date of execution of this Agreement, the Tribe and the State of California have executed the Compact, which has been approved by the Secretary of the Interior, and intend that Class III Gaming shall occur only as provided by the terms of the Compact, as it may be amended or superseded by subsequent compacts.

        1.5  Manager has agreed to certain terms and has represented to the Tribe that it has the managerial expertise to commence the operation of the Enterprise on the Property and to continue to operate the Enterprise throughout the duration of this Agreement.

        1.6  The Tribe is seeking technical experience and expertise for the operation of the Enterprise and instruction for members of the Tribe in the operation of the Enterprise. Manager is willing, and has represented to the Tribe that it is able to provide such experience, expertise and instruction.

        1.7  During the term of this Agreement, the Tribe desires to grant Manager the exclusive right and obligation to manage, operate and maintain the Enterprise and to train Tribal members and others in the operation and maintenance of the Enterprise. Manager wishes to perform these services for the Tribe.

        1.8  This Agreement is entered into pursuant to the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et. seq. (the "IGRA"), as that statute may be amended. All gaming conducted as part of the Enterprise will at all times comply with the IGRA, applicable Tribal law and the Compact.

2.    Definitions. In addition to other terms which are defined elsewhere in this Agreement, the following terms, for purposes of this Agreement, shall have the meanings set forth in this Section:

        "Affiliate" shall mean the Manager or the Tribe, any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual or other entity controlled by, under common control with, or which controls, directly or indirectly Manager or the Tribe, as appropriate. For purposes of this Agreement, the term "control" means the ability, directly or indirectly, by contract, ownership of securities or other interests or otherwise to affect the management and policies of a person or entity.

        "Agreement" shall mean this Second Amended and Restated Management Agreement, as amended or modified from time to time.

        "Annual Business Plan, Annual Operating Budget and Annual Capital Budget" shall mean the business plan, operating budget and capital budget described in Section 4.11.

        "Approval Date" shall mean the date which is five (5) days following the date on which the last of each and all of the following listed conditions are satisfied:

    (a)
    written approval of this Agreement is granted by the Chairman of the NIGC;

    (b)
    written approval is granted by all entities required to give approval pursuant to Legal Requirements and the terms of this Agreement, the Development Services Agreement, the Financing Agreements, and of all other agreements related or required by this Agreement.

    (c)
    the Financing is closed and funds are obtained or available for draw by the Tribe pursuant to the Financing Agreements in such amounts as the parties to this Agreement deem sufficient to provide for the complete development of the Project;

    (d)
    Manager has received a certified copy of the Tribal Gaming Ordinance which has been approved in writing by the Chairman of the NIGC;

    (e)
    Manager has received a certified copy of resolutions adopted by the Tribe in accordance with the Tribe's governing documents authorizing the execution of this Agreement, the Development Services Agreement, the Financing Agreements and any other related agreements;

    (f)
    the completion of all necessary and applicable feasibility studies legally required for the development, construction and operation of the Enterprise to the satisfaction of Manager;

    (g)
    receipt by Manager of all applicable licenses and permits which may be necessary to enable Manager to fulfill its obligations to the Tribe;

    (h)
    receipt by Manager of the Tribe's approval of the Plans and Specifications for the Facility, which approval will not be unreasonably withheld;

    (i)
    receipt by Manager of a certified copy of resolutions duly adopted by the Tribal Council in accordance with the Tribe's Constitution and remaining in full force and effect adopting the ordinances and standards and procedures contemplated by the Compact, including, without limitation, the following: (i) an ordinance setting forth the building and safety codes of the Tribe as contemplated by Sections 6.4.2 (b) and 10.2 (c) of the Compact; (ii) an ordinance setting forth the public health, safety and welfare standards which shall apply to the operation of the Enterprise as contemplated by Sections 10.1 through 10.6 of the Compact; (iii) a labor ordinance as contemplated by Section 10.7 of the Compact; and (iv) an ordinance providing for the preparation, circulation, and consideration by the Tribe of environmental impact reports as contemplated by Section 10.8 of the Compact;

    (j)
    Manager has received certification from the Tribe that the Tribe has complied with its environmental impact ordinance and Section 10.8 of the Compact with respect to matters relating to the environmental impact of the Project;

    (k)
    Legal counsel to the Tribe has addressed and delivered to the Manager the same legal opinion which such counsel has delivered to the Lenders pursuant to the Financing Agreements;

    (l)
    Manager has received a certificate from the Chairperson of the Tribe representing that the representations of the Tribe contained in this Agreement, the Development Services Agreement and the Financing Agreements remain true and correct and that there are not actions, suits, proceedings or investigations pending or, to the best of the Tribe's knowledge, threatened against the Tribe or its Affiliates or otherwise affecting the Property or the Residential Property.

The party to this Agreement that is responsible for taking any action or obtaining any approval described in (a) through (l) above shall, upon completion or receipt, give the other party written notice of such completion or receipt.

        "Architect" shall mean the architectural firm selected in accordance with Section 4.1 of the Development Services Agreement.

        "BIA" shall mean the Bureau of Indian Affairs under the Department of the Interior of the United States of America.

        "Business Board" shall mean the decision making body created by the Tribe pursuant to Section 3.4 of this Agreement.

        "Capital Budget" shall mean the capital budget described in Section 4.11.

        "Capital Replacement(s)" shall mean any alteration or rebuilding or renovation of the Facility, and any replacement of Furnishings and Equipment, the cost of which is capitalized and depreciated, rather than being expensed, applying GAAP, as described in Section 4.13.

        "Capital Replacement Reserve" shall mean the reserve described in Section 4.14, into which periodic contributions are paid pursuant to Section 4.15.

        "Cash Flow from Operations" means net income of the Enterprise (before extraordinary items), plus (to the extent subtracted in such calculation of net income of the Enterprise) depreciation, amortization, all other non-cash expenses, interest expense and Management Fee, all computed in accordance with GAAP consistently applied.

        "Class II Gaming" shall mean Class II Gaming as defined in the IGRA.

        "Class III Gaming" shall mean Class III Gaming as defined in the IGRA.

        "Collateral Agreements" shall mean any agreements defined to be collateral agreements by the phrase found at 25 U.S.C. § 2711(a)(3) and regulations issued thereto at 25 C.F.R. § 502.5.

        "Commencement Date" shall mean the first date that the Facility is complete, open to the public and that Gaming is conducted in the Facility as provided in this Agreement.

        "Compact" shall mean the Tribal-State Compact between the Tribe and the State, executed with the State of California on September 10, 1999, as approved pursuant to the IGRA, as the same may, from time to time, be amended, or such other compact that may be substituted therefor.

        "Compensation" shall mean the direct salaries and wages paid to, or accrued for the benefit of, any employee, including incentive compensation, together with all fringe benefits payable to or accrued for the benefit of such employee, including employer's contribution under F.I.C.A., unemployment compensation or other employment taxes, pension fund contributions, workers' compensation, group life, accident and health insurance premiums and costs, and profit sharing, severance, retirement, disability, relocation, housing and other similar benefits.

        "Completion Date" shall mean the date upon which the Tribe receives:

    (a)
    an architect's certificate from the Architect identified in the Development Services Agreement as having responsibility for the design and architectural supervision of construction, equipping and furnishing of the Facility, certifying that the Facility has been constructed substantially in accordance with the Plans and Specifications and a copy of which has been delivered by the Architect to the Manager; and

    (b)
    certification from the Developer stating that the Facility, as completed, is in substantial compliance with applicable operational standards; and

    (c)
    certificates of such professional designers, inspectors or consultants or opinions of counsel, as the Tribe, the Lenders, and any insurer may (reasonably, in the case of insurers or Lenders) determine to be appropriate, verifying construction and furnishing of the Facility in compliance with all Legal Requirements; and

    (d)
    certification from the Manager stating that the Facility, as completed, is in substantial compliance with applicable operational standards.

        "Confidential Information" shall mean the information described in Section 9.26.

        "Depository Account" shall mean the bank account described in Section 4.20.3.

        "Developer" shall mean Station Development, LLC, a California limited liability company and wholly-owned subsidiary of Station Casinos, Inc.

        "Development Services Agreement" shall mean that certain Amended and Restated Development Services Agreement, dated October 26, 2000, by and between Developer and the Tribe, providing the terms under which Developer and the Tribe will together develop the Facility, including, without limitation, design, financing, construction, furnishing and equipping same. If any provisions of the Development Services Agreement vary from those in this Agreement, the provisions of this Agreement shall govern as to this Agreement.

        "Disbursement Account" shall mean the bank account described in Section 4.20.4.

        "Emergency Condition" shall have the meaning set forth in Section 4.13.

        "Enterprise" shall mean the enterprise of the Tribe created by the Tribe to engage in Class II Gaming and Class III Gaming at the Facility, and which shall include any other lawful commercial activity allowed in or at the Facility including, but not limited to, the sale of food and alcohol, tobacco, gifts and souvenirs; any entertainment facilities, restaurant, convention and meeting facilities, child care facility, convenience store, parking, or service station.

        "Enterprise Bank Accounts" shall mean those accounts described in Section 4.20.1.

        "Enterprise Employee" shall mean all Manager Employees and Tribal Employees who are assigned to work at the Facility.

        "Enterprise Employee Policies" shall mean those employee policies described in Section 4.6.2.

        "Event of Default" shall have the meaning as set forth in Section 11.

        "Facility" shall mean all buildings, structures and improvements located on the Property and all fixtures, Furnishings and Equipment attached to, forming a part of the Project, or necessary or useful for the operation of the Enterprise.

        "Financing" shall mean the loans to the Tribe for the Project to be made pursuant to the Financing Agreements.

        "Financing Agreements" shall mean the agreements referenced in Section 9.1 of the Development Services Agreement in a principal amount of up to TWO HUNDRED TWENTY-FIVE MILLION DOLLARS ($225,000,000.00), or such other amount as the parties agree is appropriate, to be entered into by the Tribe as borrower or obligor, the proceeds of which are to be used exclusively to develop, design, construct, furnish and equip the Facility and provide start-up and working capital for the Enterprise and to retire the obligations of the Tribe as evidenced by the financing agreements.

        "Financing Plan" shall have the meaning described in Section 9.1 of the Development Services Agreement.

        "Fiscal Year" shall mean the period commencing on January 1 of each year and ending on December 31 of the subsequent year.

        "Furnishings and Equipment" shall mean all approved furniture, furnishings and equipment required for the operation of the Enterprise in accordance with the standards set forth in this Agreement, including, without limitation:

    (a)
    cashier, money sorting and money counting equipment, surveillance and communication equipment and security equipment;

    (b)
    slot machines, table games, bingo blowers, electronic displays, Class II Gaming pull-tab dispensers, and other Class II Gaming and Class III Gaming equipment, as permitted pursuant to the Compact and the IGRA;

    (c)
    office furnishings and equipment;

    (d)
    specialized equipment necessary for the operation of any portion of the Enterprise for accessory purposes, including, but not limited to, equipment for kitchens, laundries, dry cleaning, cocktail lounges, restaurants, public rooms, commercial and parking spaces, and recreational facilities; and

    (e)
    all other furnishings and equipment hereafter located and installed in or about the Facility which are used in the operation of the Enterprise in accordance with the standards set forth in this Agreement.

        "Gaming" shall mean any and all activities defined as either Class II Gaming or Class III Gaming under the IGRA and Class III Gaming as authorized under the Compact.

        "Gaming Facility" shall mean those areas of the Facility where Gaming is conducted.

        "Gaming Operating Expenses" shall mean all Gaming related expenses of the operation of the Enterprise determined in accordance with GAAP, consistently applied. Gaming Operating Expenses shall include, without limitation: (i) all Gaming related Promotional Allowances; (ii) all accrued interest expense; and (iii) depreciation and amortization as more fully set forth at Section 4.12.2, but shall not include the Management Fee, or any costs or premiums associated with any future financing or refinancing.

        "General Manager" shall mean the person employed by the Tribe on the recommendation and advice of the Manager to direct the operation of the Enterprise.

        "Generally Accepted Accounting Principles" or "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession.

        "Governmental Action" shall mean any resolution, ordinance, statute, regulation, order or decision, regardless of how constituted , having the force of law or legal authorization of the Tribe or any instrumentality or agency of the Tribe.

        "Gross Gaming Revenue" shall mean the gross revenues from Gaming activities, determined in accordance with GAAP consistently applied.

        "Gross Revenues" shall mean all revenues of any nature derived directly or indirectly from the Enterprise including, without limitation, Gross Gaming Revenue, food and beverage sales, entertainment and retail sales, parking fees and other rental or other receipts from lessees, sublessees, licensees and concessionaires (but not the gross receipts of such lessees, sublessees, licensees or concessionaires, provided that such lessees, sublessees, licensees and concessionaires are not subsidiaries or affiliates of Manager or the Tribe), and revenue recorded for Promotional Allowances.

        "House Bank" shall mean the amount of cash, chips, tokens and plaques that Manager from time to time determines necessary to have at the Facility daily to meet its cash needs. The maximum and minimum amounts shall be subject to approval of the Business Board.

        "IGRA" shall mean the Indian Gaming Regulatory Act of 1988, PL 100-497, 25 U.S.C. § 2701 et. seq., as same may, from time to time, be amended.

        "Indemnitees" shall have the meaning described at Section 9.29.

        "Internal Control Systems" shall mean the systems described in Section 4.18.

        "Legal Requirements" shall mean any and all present and future federal, State, local and Tribal judicial, administrative, or legislative rulings or decisions, as well as any and all present and future federal, state, local or Tribal laws, codes, rules, regulations, permits, licenses and certificates, in any way applicable to the Tribe, Manager, the Property, the Facility, and the Enterprise, including, without limitation, the IGRA, the Compact and the Tribal Gaming Ordinance, as then currently in effect.

        "Lender" shall mean any of the persons, entities or financial institutions providing funds pursuant to the Financing Agreements.

        "Major Shareholder" shall mean each person or entity who is one of the ten (10) largest holders of issued and outstanding stock of Manager alone or in combination with another stockholder who is a spouse, parent, child or sibling.

        "Management Agreement" shall mean this Agreement as currently executed or as amended and approved by the NIGC pursuant to the IGRA and may be referred to herein as the "Agreement."

        "Management Fee" shall mean the management fee described in Section 6.6.

        "Manager" shall mean Station California, LLC, a California limited liability company and wholly-owned subsidiary of Station Casinos, Inc., or a person or persons designated by Station California, LLC to act on behalf of Station California, LLC.

        "Manager Employees" shall mean those employees of the Manager or its Affiliates who are working at the Facility or for the Enterprise with the written approval of the Business Board and are not Employees of the Tribe. The parties anticipate that there will be relatively few Manager Employees. Manager Employees are persons retained by Manager to perform the duties and obligations of Manager with respect to the day to day operation of the Enterprise. During the course of employment at the Facility or for the Enterprise, the reasonable compensation of the Manager Employees, as determined by the Business Board, shall be an Operating Expense. Pursuant to the provisions of Section 4.6.8(e) of this Agreement, by the end of the Term of this Agreement, all Enterprise Employees will be Tribal Employees.

        "Manager Representatives" shall have the meaning set forth in Section 3.4.1.

        "Marketing Plan" shall have the meaning set forth in Section 4.7.

        "Material Breach" means a failure of either party to perform any material duty or obligation on its part under this Agreement or any material agreement or instrument necessary for the implementation of this Agreement for any thirty (30) consecutive days after written notice.

        "Member of the Tribal Council" shall have the meaning described in Section 10.1.

        "Minimum Balance" shall mean the amount described in Section 4.19.1.

        "Minimum Monthly Payment" shall mean that payment due the Tribe each month in accordance with Section 6.4.1 of this Agreement.

        "Monthly Distribution Payment" shall have the meaning set forth in Section 6.3.

        "National Indian Gaming Commission" or "NIGC" shall mean the commission established pursuant to 25 U.S.C. § 2704.

        "NEPA" shall mean the National Environmental Policy Act.

        "Net Revenues (gaming)" shall mean Gross Gaming Revenues of the Enterprise from Class II Gaming or Class III Gaming less (i) amounts paid out as, or paid for prizes, and (ii) all Gaming Operating Expenses, excluding the Management Fee. Notwithstanding the foregoing, the following shall be excluded from Net Revenues (gaming):

    (a)
    any gratuities or service charges added to a customer's bill;

    (b)
    any credits or refunds made to customers, guests or patrons;

    (c)
    any sums and credits received by the Enterprise for lost or damaged merchandise;

    (d)
    any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity other than the Tribe;

    (e)
    any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

    (f)
    any fire and extended coverage insurance proceeds other than for business interruption;

    (g)
    any condemnation awards other than for temporary condemnation;

    (h)
    any proceeds of financing or refinancing;

It is intended that this provision be consistent with 25 U.S.C. § 2703(9).

        "Net Revenues (other)" shall mean all Gross Revenues of the Enterprise from all sources not included in Net Revenues (gaming) less all Non-Gaming Operating Expenses. Notwithstanding the foregoing, the following shall be excluded from Net Revenues (other):

    (a)
    any gratuities or service charges added to a customer's bill;

    (b)
    any credits or refunds made to customers, guests or patrons;

    (c)
    any sums and credits received by the Enterprise for lost or damaged merchandise;

    (d)
    any sales taxes, excise taxes, gross receipt taxes, admission taxes, entertainment taxes, tourist taxes or charges received from patrons and passed on to a governmental or quasi-governmental entity other than the Tribe;

    (e)
    any proceeds from the sale or other disposition of furnishings and equipment or other capital assets;

    (f)
    any fire and extended coverage insurance proceeds other than for business interruption;

    (g)
    any condemnation awards other than for temporary condemnation;

    (h)
    any proceeds of financing or refinancing;

    (i)
    any income resulting from investment of the Capital Replacement Reserve.

It is intended that this provision be consistent with 25 U.S.C. § 2703(9).

        "Non-Gaming Operating Expenses" shall mean all non-Gaming expenses of the operation of the Enterprise determined in accordance with GAAP, consistently applied. Non-Gaming Operating Expenses shall include, without limitation: (i) any non-Gaming related Promotional Allowances; (ii) all accrued interest expense; and (iii) depreciation and amortization as more fully set forth at Section 4.12.2, but shall not include the Management Fee, or any costs or premiums associated with any future financing or refinancing.

        "Off-Site Employees" shall mean such employees of Manager or Manager's Affiliates who are not located at the Facility, but who are used by Manager to provide services to the Enterprise as described in Section 4.6.4.

        "Operating Expenses" shall mean the amount which is equal to the sum of (i) Gaming Operating Expenses and (ii) Non-Gaming Operating Expenses.

        "Operating Supplies" shall mean food and beverages (alcoholic and nonalcoholic) and other consumable items used in the operation of a gaming facility, such as playing cards, tokens, chips, pull-tabs, bingo paper, plaques, fuel, soap, cleaning materials, matches, paper goods, stationery and all other similar items.

        "Permitted Investments" shall mean any of the following or any combination of one or more thereof:

    (a)
    Direct obligations of the United States of America or obligations the principal and interest of which are unconditionally guaranteed by the United States of America;

    (b)
    Bonds, debentures, certificates of participation or notes issued by the Bank of Cooperatives, Federal Financing Bank, Federal Farm Credit System, Federal Home Loan Mortgage Corporation, Federal Home Loan Banks, Federal Intermediate Credit Banks, Federal National Mortgage Association, Export-Import Bank of the United States, Government National Mortgage Association or any other agency or corporation which has been or may hereafter be created by or pursuant to an Act of the Congress of the United States or an agency or instrumentality thereof;

    (c)
    Commercial paper of United States corporations rated P-1 by Moody's Investors Service or rated A-1 by Standard & Poor's Ratings Group; and

    (d)
    Interest-bearing time or demand deposits, certificates of deposit, bankers acceptances or other similar banking arrangements with any bank or savings institution, provided that such deposits, certificates and other arrangements are fully insured by the Federal Deposit Insurance Corporation, or secured by obligations described in clauses (a) and (b) above, or a combination thereof.

        "Plans and Specifications" shall mean the final Construction Documents approved for the Facility as described in the Development Services Agreement.

        "Pre-Opening Budget" shall have the meaning described in Section 4.9.1.

        "Pre-Opening Expenses" shall have the meaning described in Section 4.9.1.

        "Project" shall consist of the construction of the Facility containing, but not limited to, the following elements: a Gaming Facility and related space in support of the Gaming Facility; an entertainment facility; food and beverage facilities; parking facilities; retail space; and infrastructure improvements to support the Facility, as well as any modifications of the foregoing elements agreed to by the parties.

        "Promotional Allowances" shall mean the retail value of transportation, complimentary hotel accommodations, food, beverages, merchandise, chips, tokens, entertainment, or services provided to patrons for promotional purposes.

        "Property" shall have the meaning described in Recital 1.1.

        "Qualified" shall mean a member of the Tribe, a member's spouse or children, or a business entity certified by the Tribe to be controlled by members of the Tribe, who or which is able to provide services at competitive prices, has demonstrated skills and abilities to perform the tasks to be undertaken in an acceptable manner, to Manager's reasonable satisfaction, and can meet the reasonable bonding requirements of Manager.

        "Recommencement" shall have the meaning described in Section 4.4.1.

        "Relative" shall have the meaning as set forth in Section 10.1.

        "Staffing Plan" shall have the meaning described at Section 4.9.2.

        "State" shall refer to the State of California.

        "Station Casinos, Inc." shall mean Station Casinos, Inc., a Nevada corporation.

        "Term" shall mean the term of this Agreement as described in Section 3.2.

        "Total Net Revenues" shall mean the amount which is equal to the sum of Net Revenues (gaming) and Net Revenues (other).

        "Tribal Council" shall mean the governing body of the Tribe composed of the duly elected officers of the Tribe.

        "Tribal Employees" shall mean those employees working for the Enterprise who are not Manager Employees, as described in Section 4.6.3.

        "Tribal Gaming Agency" shall mean the commission established by the Tribe pursuant to the Tribal Gaming Agency Ordinance with the responsibility to regulate Gaming on the reservation pursuant to the Legal Requirements.

        "Tribal Gaming Agency Ordinance" shall mean the legislation enacted by the Tribe creating the Tribal Gaming Agency.

        "Tribal Gaming Ordinance" or "Gaming Ordinance" shall mean the legislation and any amendments thereto as enacted by the Tribe on November 8, 1999, and approved by the NIGC on February 24, 2000, pursuant to the IGRA authorizing Class II Gaming and Class III Gaming on Tribal lands subject to the governmental power of the Tribe.

        "Tribal Representatives" shall mean the Tribal delegates serving on the Business Board as more fully described in Section 3.4.

        "Tribe" shall mean the United Auburn Indian Community, a federally recognized Indian tribe.

        "Year End Operating Statements" shall have the meaning described in Section 6.7.

3.    Covenants. In consideration of the mutual covenants, conditions and promises contained in this Agreement, the Tribe and Manager agree and covenant as follows:

        3.1    Engagement of Manager. The Tribe hereby engages Manager as an independent contractor as the exclusive manager of the Enterprise pursuant to the terms and conditions of this Agreement, and Manager hereby accepts such engagement, subject to receipt of all necessary regulatory approvals.

        3.2 Term. The term of this Agreement shall begin on the date this Agreement is approved by the Chairman of the NIGC, and, subject to Section 4.4.4, continue for a period of seven (7) years after the Commencement Date.

        3.3 Access to Property. The Tribe represents and covenants that Manager shall and may peaceably have complete access to and presence in the Property and the Facility in accordance with the terms of this Agreement, free from molestation, eviction and disturbance by the Tribe or by any other person or entity; provided, however, that such right of access to and presence in the Facility shall cease upon the termination of this Agreement pursuant to its terms; provided, further, that such right to access and presence in the Facility shall not be considered to be a transfer or conveyance to any right, title, or interest in the Property or any other land or real property; and provided further that if the Manager's license is revoked by the Tribal Gaming Agency pursuant to this Agreement, Manager's access and presence in the Property and the Facility shall be limited to recovery of Manager's books, records and personal property of Manager and shall be terminated thereafter.

        3.4 Creation and Operation of Business Board.

          3.4.1    Creation of Board. In order to provide a mechanism to ensure the efficient exercise of control over the Enterprise by the Tribe, the Tribe agrees to create a Business Board comprised of five (5) members to oversee the Enterprise on behalf of the Tribe: (i)three (3) members appointed by the Tribal Council ("Tribal Representatives"), and (ii) two (2) members appointed by Manager ("Manager Representatives"), provided that until the Tribe acts to appoint the Tribal Representatives to the Business Board all actions which would otherwise be performed by the Tribal Representatives to the Business Board shall be performed by the Tribal Council. Except as expressly reserved to the Tribal Council in this Agreement, the Business Board, upon its creation, shall have the power of the Tribe to instruct and direct the Manager as provided in this Agreement. Actions and directions of the Business Board shall be, and shall be deemed to be, actions and directions of the Tribe. The Tribe shall appoint Tribal Representatives no later than thirty (30) days after the execution of this Agreement. The Business Board shall meet as necessary to ensure timely decision-making. All decisions of the Business Board shall be made by approval of a majority of the total number of the members of the Business Board. Where the Manager's conduct under this Agreement is subject to Business Board oversight or approval, the Business Board shall act reasonably and any consent, where required to be given, shall not be unreasonably withheld or delayed. Any compensation and/or expenses incurred by the Tribal Representatives of the Business Board shall be borne by the Tribe and shall not constitute an Operating Expense or other expense of the Enterprise. The Manager Representatives to the Business Board shall not receive any compensation and any such expenses incurred by the Manager Representatives shall be borne by Manager and shall not constitute an Operating Expense or other expense of the Enterprise.

          3.4.2    Business Board Meetings.

    (a)
    A regular monthly meeting of the Business Board is to be held at such places and at such times which the Business Board shall determine six (6) months in advance of such meetings. Every six (6) months thereafter the Business Board shall distribute another set of meeting times and dates for the next six (6) months. Special meetings of the Business Board may be held whenever and wherever called for by at least three (3) members. Four (4) members, including at least two (2) Tribal Representatives and two (2) Manager Representatives, constitute a quorum for the transaction of business at any meeting of the Business Board. The Tribe shall appoint a Chairperson of the Business Board at its first meeting. The appointed Chairperson shall send out a written agenda for each regularly scheduled meeting and special meeting, at least seventy-two (72) hours in advance of the meeting.

    (b)
    Once the regular meeting is set by the Business Board, no notice need be given of regular meetings of the Business Board. Notice of the time and place of any special meeting shall be given at least seventy-two (72) hours prior to the meeting. Any member may waive notice of any meeting and any adjournment thereof at any time before, during, or after it is held. Except as provided in the next sentence below, the waiver must be in writing, signed by the member entitled to the notice, and filed with the minutes of the Business Board. The attendance of a member at or participation of a member in a meeting shall constitute a waiver of notice of such meeting, unless the member at the beginning of the meeting (or promptly upon his/her arrival) objects to holding the meeting or transacting business at the meeting, and does not thereafter vote for or assent to action taken at the meeting.

    (c)
    If a quorum is present when a vote is taken, the affirmative vote of the majority of the members present shall be the act of the Business Board.

    (d)
    Any or all members may participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all members participating may simultaneously hear each other during the meeting, in which case, any required notice of the meeting may generally describe the arrangements (rather than or in addition to the place) for the holding thereof. A member participating in a meeting by this means is deemed to be present in person at the meeting.

    (e)
    Any action required or permitted to be taken by the Business Board at a meeting may be taken without a meeting if the action is taken by unanimous written consent of the Business Board as evidenced by one (1) or more written consents describing the action taken, signed by each member. Action taken by consent is effective when the last member signs the consent, unless the consent specifies a different effective date. A signed consent has the effect of a meeting vote and may be described as such in any document.

        3.5 Manager Compliance with Law; Licenses. Manager covenants that it will at all times comply with all Legal Requirements, including the Tribal Gaming Ordinance, the IGRA, the Compact, California statutes, to the extent applicable, and any licenses issued under any of the foregoing. The Tribe shall not unreasonably withhold, delay, withdraw, qualify or condition such licenses as the Tribe is authorized to grant.

        3.6 Amendments to Tribal Gaming Ordinance. The Tribe covenants that any amendments or modifications made to the Tribal Gaming Ordinance will be a legitimate effort to ensure that Gaming is conducted in a manner that adequately protects the environment, the public health and safety, and the integrity of the Enterprise. The Tribe shall give the Manager at least ten (10) business days' notice of any proposed amendments or modifications to the Tribal Gaming Ordinance. The adoption of any amendments or modifications to the Tribal Gaming Ordinance or any other Tribal legislation or resolutions that would materially and adversely affect Manager's rights under this Agreement or any related agreement shall be a Material Breach of this Agreement.

        3.7 Tribe's Compliance with Law. The Tribe covenants that it will at all times comply with the provisions of the Compact, the IGRA and any related Legal Requirements. The Tribe further covenants that it will not violate the Compact, IGRA, applicable federal or state laws or regulations, where such violation would place at risk Manager's license(s) with the Tribe, the State of California or any other jurisdiction or regulatory authority.

        3.8 Fire and Safety. Subject to the oversight of the Business Board, Manager shall be responsible to oversee the maintenance of the Facility in compliance with the Compact and all standards referenced therein. Nothing in this Section 3.8 shall grant any jurisdiction to the State of California or any political subdivision thereof over the Enterprise. To the extent that such jurisdiction is provided by the Compact, both parties shall take all necessary action to provide access to the Enterprise and otherwise facilitate the exercise of jurisdiction. The Tribe shall be responsible for arranging fire protection, emergency ambulance and medical services and police services for the Facility. The cost actually incurred in good faith of such increased public safety services after the Commencement Date shall be an Operating Expense.

        3.9 Compliance with the National Environmental Policy Act. With the assistance of Manager as requested by the Tribe, the Tribe is responsible for and shall supply the NIGC with all information necessary for the NIGC to comply with any regulations of the NIGC issued pursuant to NEPA. The cost of any such compliance shall constitute an Operating Expense.

        3.10 Satisfaction of Approval Date Requirements. Manager and the Tribe each agree to cooperate and to use their best efforts to satisfy each and every condition of the Approval Date at the earliest possible date.

          3.10.1    Other Requirements. Manager agrees to memorialize the satisfaction of each of the following requirements as well as the Approval Date in writings signed by Manager and delivered to the Tribe:

    (a)
    Without limiting the rights or obligations of any party under this Agreement, Manager has satisfied itself as to the proper ownership and control of the Property and its suitability for operation of the Facility, and that all of the Legal Requirements and other requirements for lawful conduct and operation of the Enterprise in accordance with this Agreement have been met and satisfied; and

    (b)
    The satisfactory completion of all necessary and applicable feasibility studies required for the operation of the Enterprise.

        3.11    Commencement Date. Manager shall memorialize the Commencement Date in a writing signed by Manager and delivered to the Tribe.

        3.12    All Gaming in Compliance with the IGRA. All Gaming covered by this Agreement shall be conducted in accordance with the IGRA, the Compact, and the governing law of the Tribe.

        3.13    Best Efforts; Covenant of Good Faith and Fair Dealing. The Tribe and Manager agree to use their best efforts and to act in good faith in dealing with one another pursuant to this Agreement. Manager and the Tribe hereby specifically warrant and represent to each other that neither shall act in any manner which would cause this Agreement to be altered, amended, modified, canceled, or terminated (except as specifically provided in this Agreement) without the consent of the other. The Tribe and Manager further warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in good standing at all times and will fully cooperate with each other in achieving the goals of this Agreement.

        3.14    Financing Agreements. The Tribe, the Manager and their Affiliates shall comply with the affirmative and negative covenants which they made in the Financing Agreements.

        3.15    Affiliates. The Tribe shall cause its Affiliates to comply with and act in a manner consistent with this Agreement.

        3.16    Licensing of Manager by Tribal Gaming Agency. The Tribe shall include in its Tribal Gaming Agency Ordinance a provision that Manager or its Affiliate shall be provided appropriate due process procedures with respect to the resolution of disputes concerning the issuance, non-issuance, renewal, non-renewal, condition, suspension, denial or revocation of any license to Manager or Affiliate by the Tribal Gaming Authority and such provision shall remain in full force and effect during the term of this Agreement.

4.    Business and Affairs in Connection with Enterprise.

        4.1    Manager's Authority and Responsibility. Upon and after the Commencement Date, Manager shall conduct and direct all business and affairs in connection with the day-to-day operation, management and maintenance of the Enterprise and the Facility, including the establishment of operating days and hours, subject to the approval of the Business Board, and the duties expressly provided for in Section 4.2 below. It is the parties' intention that the Facility be open twenty-four (24) hours daily, seven (7) days a week. Manager is hereby granted the necessary power and authority to act, through the General Manager, in order to fulfill all of its responsibilities under this Agreement. The Manager also shall be responsible for certain pre-opening activities set forth in Section 4.9 below. Manager hereby accepts such retention and engagement. Nothing herein grants or is intended to grant Manager a titled interest to the Facility or to the Enterprise. The Tribe shall have the sole proprietary interest in and ultimate responsibility for the conduct of all Gaming conducted by the Enterprise, subject to the rights and responsibilities of Manager under this Agreement.

        4.2    Duties of Manager. In managing, operating, maintaining and repairing the Enterprise, under this Agreement, Manager's duties shall include, without limitation, the following:

          4.2.1    Physical Duties. Manager shall use reasonable measures for the orderly physical administration, management and operation of the Enterprise, including, without limitation:

    (a)
    The administration of the cleaning, decorating, carpeting, grounds care, mechanical, electrical and other maintenance and repair work;

    (b)
    Subject to the approval of the Business Board, the selection, composition, administration and operation of a security force and related security measures, the whole as more fully described in Section 4.3 of this Agreement;

    (c)
    Subject to the approval of the Business Board, the terms, conditions and amount of any insurance to be taken out with respect to the Enterprise, the whole as more fully described in Section 4.21 of this Agreement;

    (d)
    The establishment and administration of an accounting system and financial records relating to the operations of the Enterprise, including, without limitation, the gaming operations and the maintenance of such accounting system and financial records, the whole as more fully described in Section 4.22 of this Agreement;

    (e)
    The administration of all non-gaming activities to be conducted on the Property, including, without limitation, all hospitality, retail and other related activities;

    (f)
    Subject to the approval of the Business Board, the selection of persons who may lease or otherwise operate and/or manage premises within the Enterprise to conduct non-gaming activities, including, without limitation, all hospitality, retail and other related activities, including the terms and conditions of any such lease or other use;

    (g)
    The determination as to the number of hours per week and the days per week that the Enterprise shall be open for business, taking into account the season of the year and other relevant factors, it being understood that the Gaming Facility shall be constructed and operated so that it can be in operation twenty-four (24) hours per day, seven (7) days per week, throughout the calendar year;

    (h)
    The hiring, training, evaluating, disciplining, promoting and dismissal of all employees, supervisors and management personnel of the Enterprise, provided, however, that, pursuant to all Legal Requirements, the hiring and dismissal of the General Manager, Chief Financial Officer and Department heads with salaries of one hundred thousand dollars ($100,000) per annum or more shall be subject to Business Board approval. The Manager shall always seek to give first preference in its hiring, training and promotion to duly Qualified members of (i) the Tribe, and (ii) other federally recognized Indian tribes; the Manager shall then seek to give preference to duly qualified residents of Placer County;

    (i)
    Subject to the approval of the Business Board, the selection and administration of all Gaming to be conducted;

    (j)
    The administration and disbursement of the payroll of all employees, supervisors and management personnel of the Enterprise (including, without limitation, the withholding of deductions at source, to the extent applicable) and the administration of the payment of all taxes related to such employees, supervisors and management personnel;

    (k)
    The administration and serving of all the food and beverage facilities and operations;

    (l)
    Subject to the approval of the Business Board, the selection of all major entertainment, sports and promotional events to be staged;

    (m)
    Subject to the approval of the Business Board, the distribution of all revenues generated from the operation of the Enterprise;

    (n)
    Subject to the approval of the Business Board, the selection and location of the financial institution in, which the revenues generated from the operation of the Enterprise shall be deposited, shall be determined by the Tribe pursuant to Section 4.20.1 of this Agreement and administration of the banking arrangements in connection therewith (it being agreed that the financial institution (on a consolidated basis) selected should have assets of not less than ONE BILLION DOLLARS ($1,000,000,000.00);

    (o)
    Subject to the approval of the Business Board, the engagement of accountants, attorneys (in addition to the Tribe's attorney, if necessary) and other professionals with respect to all matters regarding taxation or other operations of the Enterprise; provided, however, that this subsection does not apply to the engagement of the independent auditing firm pursuant to Section 4.22.4;

    (p)
    The advertisement, marketing and promotion of the Enterprise;

    (q)
    Subject to the approval of the Business Board, the preparation of an Annual Business Plan, Annual Operating Budget and Annual Capital Budget, the whole as more fully described in Section 4.11 of this Agreement; and

    (r)
    All matters necessarily ancillary to the responsibilities set forth in subparagraphs (a) to (q) above, it being acknowledged and agreed that the foregoing is not intended to be an exhaustive list of responsibilities of the Manager concerning the operation of the Project; and provided that all matters which affect the proprietary interest of the Tribe in the Gaming Facility shall be subject to Business Board approval.

          4.2.2    Compliance. Manager shall comply with all duly enacted statutes, regulations and codes of the Tribe. Subject to Section 3.16 of this Agreement reserving determinations on licensing to the Tribal Gaming Agency, the Tribe shall take no action and adopt no statute or ordinance that prejudices or adversely affects the Manager's rights under this Agreement or that violates the Indian Civil Rights Act (25 U.S.C. §§ 1301-1303). Prior to any changes in the Tribe's land use or zoning regulations or ordinances during the Term of this Agreement, the Manager and the Tribe shall jointly determine whether the Property shall be exempt from such changes.

          4.2.3    Compliance with Internal Revenue Code. Manager shall comply with all applicable provisions of the Internal Revenue Code, including, but not limited to, the prompt filing of any cash transaction reports and W-2G reports that may be required by the Internal Revenue Service of the United States or under the Compact.

          4.2.4    Contracts in Tribe's Name Doing Business as the Enterprise and at Arm's Length. Contracts for the operations of the Enterprise shall be entered into in the name of the Tribe, doing business as the Enterprise, and signed by the General Manager. Nothing contained in this Section 4.2.4 or any contract authorized hereunder shall be deemed to be or constitute a waiver of the Tribe's sovereign immunity. Contracts which require an expenditure in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000) in any single calendar year shall require the approval of the Business Board. Any such contract shall be deemed approved unless the Business Board delivers written objection to Manager within seven (7) days of notice of such agreements.

          4.2.5    Enterprise Operating Standards. Manager shall operate the Enterprise in a proper, efficient and competitive manner in accordance with operating standards which are consistent with the operating standards of the Indian gaming industry generally. The Manager may use its own resources in fulfilling its obligations under this Agreement including, without limitation, for marketing, accounting and human resources, if the use of such resources will result in cost efficient services.

        4.3    Security. Subject to the approval of the Business Board, Manager shall provide for appropriate security for the operation of the Enterprise. All aspects of the Facility security shall be the responsibility of Manager. Security officers may be bonded and insured in an amount commensurate with their enforcement duties and obligations. The costs actually incurred in good faith of any charge for security and increased public safety services will be an Operating Expense.

        4.4    Damage, Condemnation or Impossibility of the Enterprise. If, during the term of this Agreement, the Facility is damaged or destroyed by fire, war, or other casualty, or by an Act of God, or is taken by condemnation or sold under the threat of condemnation, or if Gaming on the Property is prohibited as a result of a decision of a court of competent jurisdiction or by operation of any applicable legislation, Manager shall have the following options:

          4.4.1    Recommencement of Operations. If Gaming on the Property is prohibited by Legal Requirements or is otherwise impossible or impractical, Manager shall have the option to continue its interest in this Agreement and to commence or recommence the operation of Gaming if, at some point during the Term of this Agreement, such commencement or recommencement shall be legally and commercially feasible in the sole judgment of Manager (the "Recommencement").

          4.4.2    Repair or Replacement. If the Facility is damaged, destroyed or condemned so that Gaming can no longer be conducted at the Facility, the Facility shall be reconstructed if the insurance or condemnation proceeds are sufficient to restore or replace the Facility to a condition at least comparable to that before the casualty occurred. If the insurance proceeds or condemnation awards are insufficient to reconstruct the Facility to such condition, Manager may, in its sole discretion, supply such additional funds as are necessary to reconstruct the Facility to such condition and such funds shall, with the prior consent of the Tribe and the BIA or NIGC, as appropriate, constitute a loan to the Tribe, secured by the revenues from the Enterprise and repayable upon such terms as may be agreed upon by the Tribe and Manager. The loan provided for herein shall not be subject to the ceiling set forth in the Development Services Agreement. If the insurance proceeds are not sufficient and are not used to repair the Facility, the Tribe and Manager shall jointly adjust and settle any and all claims for such insurance proceeds or condemnation awards. Notwithstanding any provision in this Section 4.4.2 to the contrary, if this Agreement is modified to increase the ceiling on development and construction costs, such modification will require written approval by the NIGC.

          4.4.3    Termination of Gaming. Manager shall have the option at any time within a sixty (60) day period following the cessation of Gaming on the Property to notify the Tribe in writing that it is terminating operations under this Agreement, in which case Manager shall retain any rights Manager may have to undistributed Management Fees pursuant to Section 6 of this Agreement and rights to repayments of amounts owed to it. If Manager does not elect to terminate this Agreement, it may take whatever action may be necessary to reduce expenses during such termination of Gaming.

          4.4.4    Tolling of the Agreement. If, after a period of cessation of Gaming on the Property, the Recommencement of Gaming is possible, and if Manager has not terminated this Agreement under the provisions of Section 4.4.3, the period of such cessation shall not be deemed to have been part of the term of this Agreement and the date of expiration of the term of this Agreement shall be extended by the number of days of such cessation period. Any cost actually incurred in good faith to eliminate rights acquired in the Property, the Gaming Facility or the Enterprise during the period of cessation shall be reimbursed to the Manager.

        4.5    Alcoholic Beverages and Tobacco Sales. During the term of this Agreement alcoholic beverages shall be sold and served at the Facility if permissible in accordance with Legal Requirements. The parties acknowledge that enabling Tribal legislation for the sale of alcoholic beverages is required if not now in force, and that such legislation would be necessary in order to serve alcoholic beverages at the Facility. The Tribe agrees to enact and perfect such legislation, and use best efforts to obtain any and all other requisite approvals as soon as possible, including, without limitation, publication of such legislation governing the sale of alcoholic beverages in the Federal Register, pursuant to 18 U.S.C. §1154 and §1161, but in no event later than thirty (30) days prior to the Commencement Date. The Tribe and Manager hereby mutually agree to include service of such beverages within the Enterprise. Tobacco may also be sold at the Facility subject to and in accordance with the Tribe's licensing requirements, if any.

        4.6    Employees.

          4.6.1    Manager's Responsibility. Manager shall have, subject to the terms of this Agreement and the continuing oversight of the Business Board, the exclusive responsibility and authority to direct the selection, control and discharge of all employees performing services for the Enterprise in connection with the maintenance, operation and management of the Enterprise and the Facility and any activity upon the Property, subject to the provisions of the Tribe's Gaming Ordinance and Tribal Gaming Agency Ordinance.

          4.6.2    Enterprise Employee Policies. Manager shall prepare a draft of personnel policies and procedures (the "Enterprise Employee Policies"), including a job classification system with salary levels and scales, which policies and procedures shall be subject to approval by the Business Board. The Enterprise Employee Policies shall include a grievance procedure in order to establish fair and uniform standards for the employees of the Tribe engaged in the Enterprise, which will include procedures for the resolution of disputes between Manager and Enterprise Employees as set forth in Exhibit B attached hereto. Any revisions to the Enterprise Employee Policies shall not be effective unless they are approved in the same manner as the original Enterprise Employee Policies. All such actions shall comply with applicable Tribal law.

          4.6.3    Employees. With the exception of those persons Manager may designate as Manager Employees, all employees of the Enterprise shall be Tribal Employees (the "Tribal Employees"). The terms of employment of all Tribal Employees and Manager Employees shall comply with all Legal Requirements. The Tribe agrees to take no action to impede, supersede or impair such treatment. The parties agree that during the term of service of any employee at the Enterprise or the Facility and for a period of six (6) months thereafter: (i) the Tribe shall not solicit or offer employment to Manager Employees without the express written consent of Manager and (ii) Manager shall not solicit or offer employment to Tribal Employees without the express written consent of the Business Board.

          4.6.4    Off-Site Employees. Subject to approval of the Business Board, Manager shall also have the right to use employees of Manager and Manager's Affiliates not located at the Facility to provide services to the Enterprise ("Off-Site Employees"). All expenses, costs (including, but not limited to, salaries and benefits, but excluding pension, retirement, severance or similar benefits), which are related to such Off-Site Employees shall be subject to the Annual Operating Budget approved by the Business Board, and shall be treated as Pre-Opening Expenses or Operating Expenses as appropriate, provided, however, the Manager shall receive no additional compensation related to the Off-Site Employees' expenses, costs and benefits and shall only be reimbursed for the reasonable cost incurred for providing services to the Enterprise.

          4.6.5    No Manager Wages or Salaries. Except as otherwise provided with respect to Section 4.2.5 and Section 4.6.4, neither Manager nor Manager's Affiliates nor any of their officers, directors, shareholders, or employees shall be compensated by wages from or contract payments by the Enterprise for their efforts or for any work which they perform under this Agreement, other than the Management Fee to be paid to Manager pursuant to Section 6.6. Nothing in this subsection shall restrict the ability of an employee of the Enterprise to purchase or hold stock in Manager, or Manager's Affiliates where (i) such stock is publicly held, and (ii) such employee acquires, on a cumulative basis, less than five percent (5%) of the outstanding stock in the corporation.

          4.6.6    Tribal Gaming Agency (Costs). Funding for the Tribal Gaming Agency shall be a Pre-Opening Expense prior to the Commencement Date, and an Operating Expense after the Commencement Date, provided that funding for this purposes shall not exceed $350,000 as a Pre-Opening Expense, or $500,000 per annum as an Operating Expense. The amount of funding for this purpose shall be set out in a budget submitted to the Business Board by the Tribal Council. Funding in excess of the amounts set out in this Section 4.6.6 shall be an expense of the Tribe.

          4.6.7    Employee Background Investigations. A background investigation shall be conducted in compliance with all Legal Requirements, to the extent applicable, on each applicant for employment as soon as reasonably practicable. No individual whose prior activities, criminal record, if any, or reputation, habits and associations are known to pose a threat to the public interest, the effective regulation of Gaming, or to the gaming licenses of Manager or any of its Affiliates, or to create or enhance the dangers of unsuitable, unfair or illegal practices and methods and activities in the conduct of Gaming, shall knowingly be employed by Manager or the Tribe. The background investigation procedures employed shall satisfy all regulatory requirements. Any cost associated with obtaining such background investigations of persons other than members of the Tribe and their Affiliates shall constitute an Operating Expense; provided, however, that Manager shall pay the reasonable costs associated with the NIGC management background investigation and such costs shall not constitute an Operating Expense or other expense of the Enterprise.

          4.6.8    Indian Preference, Recruiting and Training. In order to maximize benefits of the Enterprise to the Tribe, Manager shall, during the Term of this Agreement, to the extent permitted by applicable law, including, but not limited to, the Indian Civil Rights Act, 25 U.S.C. § 1301 et. seq., give preference in recruiting, training and employment to Qualified members of the Tribe, their spouses and children in all job categories of the Enterprise. Manager shall:

    (a)
    conduct job fairs and skills assessment meetings for Tribal members;

    (b)
    abide by any duly enacted Tribal preference laws;

    (c)
    in consultation with and subject to the approval of the Business Board, develop a management training program for Tribal members or individuals selected by the Tribal Council. This program shall be structured to provide appropriate training for those participating to assume full managerial control at the conclusion of the Term of this Agreement;

    (d)
    hire and train, to the maximum extent permitted by law, and if qualified, members of the local communities where the Enterprise is located. Whenever possible, Enterprise jobs shall be filled by Qualified Tribal members, Qualified members of other tribes, and persons living within Placer County. Final determination of the qualifications of Tribal members and all other persons for employment shall be made by Manager, subject to any licensing requirements of the Tribal Gaming Agency; and

    (e)
    within two hundred seventy (270) days of the Commencement Date, Manager shall develop and present to the Business Board, for its approval, a training plan designed to progressively reduce the number of Manager Employees, so that, by the end of the Term of the Agreement, all Enterprise Employees will be Tribal Employees.

          4.6.9    Job Fairs. At least three (3) months prior to the anticipated Commencement Date, the Manager will hold a job fair for the benefit of members of the Tribe. Such job fair will be repeated as necessary prior to the Commencement Date. The purpose of these job fairs will be to provide information to Tribal members and the community at large regarding positions that will be available in the Enterprise, the qualifications required to hold such positions and to establish the technical training programs that need be established, in consultation with the Tribe, and to assist members of the Tribe to obtain the required technical training. It is the goal of these job fairs that interested Tribal members shall be provided with the appropriate job counseling and technical training and shall be selected for appropriate position and/or training programs.

          4.6.10    Goals and Remedies. Subject to the provisions of Section 4.6.1, all hiring for the Enterprise shall be done by Manager, based on the hiring policies approved by the Business Board. Any disputes shall be subject to arbitration as provided in Section 18 of this Agreement. If the arbitrator determines that the cause for any such failure does not suffice to waive the relevant standard, Manager shall be given an opportunity to cure the failure and a reasonable amount of time to implement the cure. In the event that the Tribe believes that Manager has failed to implement such cure within the given time period, the matter shall again be subject to arbitration, with failure to cure to the reasonable satisfaction of the arbitrator constituting a Material Breach under this Agreement.

          4.6.11    Removal of Employees. With the exception of Manager Employees, Manager will act in accordance with the Enterprise Employee Policies with respect to the discharge, demotion or discipline of any Enterprise Employee. Manager shall retain sole discretion with respect to the discharge, demotion or discipline of any Manager Employee; provided, however, that the revocation, suspension or denial of a Manager Employee's license shall remain under the authority of the Tribal Gaming Agency, pursuant to the Tribal Gaming Ordinance and the Compact.

        4.7    Marketing. At least three (3) months before the Completion Date, Manager shall prepare a comprehensive plan for advertising and marketing the Facility ("Marketing Plan"). Prior to the execution of any contract for the purchase of advertising, or the employment of any agency to implement the Marketing Plan, the Marketing Plan shall be presented to the Business Board for review and approval.

        4.8    Additional Land. The Tribe may purchase additional land in its own name for non-gaming purposes such as parking, training or storage of material and supplies. The acquisition and development of such land shall be a capital expenditure of the Tribe. Such expense shall not constitute an Operating Expense or other expense of the Enterprise. Notwithstanding the foregoing, if such additional land is used by the Enterprise, the Tribe may charge rent so long as it is reasonable and fair based on current market prices.

        4.9    Pre-Opening.

          4.9.1    Pre-Opening Budget. Four (4) months prior to the scheduled Commencement Date, Manager shall commence implementation of a pre-opening program which shall include all activities necessary to financially and operationally prepare the Facility for opening. To implement the pre-opening program, Manager shall prepare a comprehensive pre-opening budget which shall be submitted to the Business Board for its approval no later than five (5) months prior to the scheduled Commencement Date ("Pre-Opening Budget"). The Pre-Opening Budget shall set forth expenses which Manager anticipates to be necessary or desirable in order to prepare the Facility for the Commencement Date, including, without limitation, cash for disbursements, Furnishings and Equipment and Operating Supplies, hiring, training, relocation and temporary lodging of employees, advertising and promotion, office overhead and office space (whether on or off the Property) and travel and business entertainment (including opening celebrations and ceremonies) ("Pre-Opening Expenses"). Such Pre-Opening Expenses shall be funded through the Financing Agreements.

          4.9.2    Staffing Plan. Manager shall have the responsibility and authority to prepare the Staffing Plan and to direct the selection, retention and training of all employees performing services in connection with the management, operation and maintenance of the Enterprise on and after the Completion Date. No later than one hundred and eighty (180) days prior to the anticipated Completion Date of the Project (or any portion thereof which may be open to the public for business), Manager will have the responsibility to submit to the Business Board, for its approval, a detailed Staffing Plan for all personnel necessary to operate the Enterprise (or portion thereof) in the manner contemplated by this Agreement, which Staffing Plan shall include, without limitation, organizational charts, a job classification system with job descriptions, salary levels and wage scales (the "Staffing Plan").

          4.9.3    Reasonable Estimate Only. The Tribe recognizes that the Pre-Opening Budget will be prepared well in advance of the Commencement Date and is intended only to be a reasonable estimate, subject to variation due to a number of factors, some of which will be outside of Manager's control (e.g. the time of completion, inflationary factors and varying conditions for the goods and services required). The Tribe agrees that the Pre-Opening Budget may be modified from time to time, subject to approval of the Business Board in accordance with the procedure established by Section 4.11.3 of this Agreement for adjustments to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

        4.10    Operating Capital. The operating capital for the Enterprise shall be provided by the Tribe from the proceeds of the Financing.

        4.11    Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

          4.11.1    Submission. Manager shall, prior to the scheduled Commencement Date, submit to the Business Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the remainder of the current Fiscal Year. Thereafter, Manager shall, not less than sixty (60) days prior to the commencement of each full or partial Fiscal Year, submit to the Business Board, for its approval, a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the ensuing full or partial Fiscal Year, as the case may be. The Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall include a projected income statement, balance sheet and projection of cash flow for the Enterprise, with detailed justifications explaining the assumptions used therein and included with the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall be a schedule of repairs and maintenance (other than Capital Replacements), a business and marketing plan for the Fiscal Year and the Minimum Balance which must remain in the Enterprise Bank Accounts and the House Bank as of the end of each month during the Fiscal Year to assure sufficient monies for working capital purposes, the House Bank and other expenditures authorized under the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

          4.11.2    Content. The Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the Enterprise will be comprised of the following:

    (a)
    a statement of the estimated income and expenses for the coming Fiscal Year, including estimates as to Gross Revenues and Operating Expenses for such Fiscal Year, such operating budget to reflect the estimated results of the operation during each month of the subject Fiscal Year;

    (b)
    either as part of the statement of the estimated income and expenses referred to in the preceding clause (a), or separately, budgets (and timetables and requirements of Manager) for:

    (i)
    repairs and maintenance;

    (ii)
    Capital Replacements as described further in Section 4.13 below;

    (iii)
    Furnishings and Equipment;

    (iv)
    advertising and business promotion programs for the Enterprise;

    (v)
    the estimated cost of Promotional Allowances; and

    (c)
    a business and marketing plan for the subject Fiscal Year.

          4.11.3    Review and Approval. The Business Board's review and approval of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall proceed with all deliberate speed and shall not be unreasonably withheld or delayed. The Business Board shall review the Annual Business Plan, Annual Operating Budget and Annual Capital Budget on a line-by-line basis. To be effective, any notice which disapproves a proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget must contain specific objections in reasonable detail to individual line items.

          4.11.4    Disputed Budget Items. If the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget contain disputed budget item(s), the Tribal Representatives on the Business Board and the Manager agree to cooperate with each other in good faith to resolve the disputed or objectionable proposed item(s). In the event the Business Board and the Manager are not able to reach mutual agreement concerning any disputed or objectionable item(s) within a period of fifteen (15) days after written notice of objection, the matter shall be presented to the Tribal Council for resolution. If the Business Board and the Manager are unable to resolve the disputed or objectionable item(s) prior to the commencement of the applicable fiscal year, the undisputed portions of the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall be deemed to be adopted and approved and the corresponding line item(s) contained in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for the preceding fiscal year shall be adjusted as set forth herein and shall be substituted in lieu of the disputed item(s) in the proposed Annual Business Plan, Annual Operating Budget and Annual Capital Budget. Those line items which are in dispute shall be determined by increasing the preceding fiscal year's actual expense for the corresponding line items by an amount determined by Manager which does not exceed the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, all items (1982-1984 = 100) for the Fiscal Year prior to the Fiscal Year with respect to which the adjustment to the line item(s) is being calculated or any successor or replacement index thereto. The resulting Annual Business Plan, Annual Operating Budget and Annual Capital Budget obtained in accordance with the preceding sentence shall be deemed to be the Annual Business Plan, Annual Operating Budget and Annual Capital Budget in effect until such time as Manager and the Business Board have resolved the items.

        4.12    Adjustments to Annual Business Plan, Annual Operating Budget and Annual Capital Budget. Manager may, after notice to and approval by the Business Board, revise the Annual Business Plan, Annual Operating Budget and Annual Capital Budget from time to time, as necessary, to reflect any unpredicted significant changes, variables or events or to include significant, additional, unanticipated items of expense. Manager may, after notice to the Business Board, reallocate part or all of the amount budgeted with respect to any line item to another line item and to make such other modifications to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget as Manager deems necessary, provided that the total adjustments to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget shall not exceed one hundred ten percent (110%) of the aggregate approved Annual Business Plan, Annual Operating Budget and Annual Capital Budget without approval of the Business Board. Manager shall submit a revision of the Annual Business Plan, Annual Operating Budget and Annual Capital Budget to the Business Board for review on a quarterly basis. In addition, in the event actual Gross Revenues for any period are greater than those provided for in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget, the amounts approved in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget for all variable costs, including but not limited to, guest services, food and beverage, telephone, utilities, marketing and the repair and maintenance of the Facility for any month shall be automatically deemed to be increased to an amount that bears the same relationship (ratio) to the amounts budgeted for such items as actual Gross Revenue for such month bears to the projected Gross Revenue for such month. The Tribe acknowledges that the Annual Business Plan, Annual Operating Budget and Annual Capital Budget are intended only to be a reasonable estimate of the Enterprise's revenues and expenses for the ensuing Fiscal Year. Manager shall not be deemed to have made any guarantee concerning projected results contained in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

          4.12.1    Capital Budget. In addition to the provisions set forth above, the Capital Budget shall describe the present value, estimated useful life and estimated replacement costs for the ensuing full or partial year, as the case may be, for the physical plant, furnishings, equipment, and ordinary capital replacement items, all of which are defined to be any items, the cost of which is capitalized and depreciated, rather than expensed, using GAAP ("Capital Replacements") as shall be required to operate the Enterprise in accordance with sound business practices.

          4.12.2    Depreciation and Amortization. Gaming Equipment and Furnishings shall be depreciated, using the straight-line depreciation method, over a seven (7) year life. The remainder of the Facility shall be depreciated using the straight-line depreciation method over a thirty-eight (38) year life. The costs associated with the Financing shall be amortized equally over the initial term of the Financing.

        4.13    Capital Replacements. The Tribe shall effect and expend such amounts for any Capital Replacements as shall be required, in the course of the operation of the Enterprise, to maintain, at a minimum, the Enterprise in compliance with any Legal Requirements and to comply with Manager's recommended programs for renovation, modernization and improvement intended to keep the Enterprise competitive in its market, to maintain industry standards; or to correct any condition of an emergency nature, including, without limitation, maintenance, replacements or repairs which are required to be effected by the Tribe, which in Manager's sole discretion requires immediate action to preserve and protect the Facility, assure its continued operation, and/or protect the comfort, health, safety and/or welfare of the Facility's guests or employees (an "Emergency Condition"); provided, however, that the Tribe shall be under no obligation to fund Capital Replacements in aggregate amount greater than its periodic required contributions to the Capital Replacement Reserve described in Section 4.14. Manager is authorized to take all steps and to make all expenditures from the Disbursement Account, described at Section 4.20.4 (in the case of non-capitalized repairs and maintenance), or Capital Replacement Reserve, described at Section 4.14, (in the case of expenditures for Capital Replacements) as it deems necessary to repair and correct any Emergency Condition, regardless whether such provisions have been made in the Capital Budget or the Operating Budget and Annual Plan for any such expenditures; or the cost thereof may be advanced by Manager and reimbursed from future revenues. Design and installation of Capital Replacements shall be effected in a time period and subject to such conditions as the Business Board may establish to minimize interference with or disruption of ongoing operations.

        4.14    Capital Replacement Reserve. The Tribe retains complete ownership of the Facility. Manager shall establish a Capital Replacement Reserve on behalf of the Tribe on the books of account of the Enterprise, and the periodic contributions of cash required by Section 4.15 shall be deposited by the Manager into an account (the "Capital Replacement Reserve") established in the Tribe's name at a bank designated by the Business Board in accordance with Section 4.20.1 of this Agreement. All amounts in the Capital Replacement Reserve shall be invested in Permitted Investments in accordance with Section 4.20.6 to the extent that availability of funds, when required, is not thereby impaired. Interest earned on amounts deposited in the Capital Replacement Reserve shall be credited to the Capital Replacement Reserve and shall be available for payment of expenditures for Capital Replacements to the Facility. Manager shall draw on the Capital Replacement Reserve for Capital Replacements to purchase those items included in the Capital Budget approved by the Business Board or such emergency additions, repairs or replacements as shall be required to correct an Emergency Condition or to comply with operating standards.

        4.15    Periodic Contributions to Capital Replacement Reserve. In accordance with Section 6.3 of this Agreement, Manager shall make monthly deposits on behalf of the Tribe from funds otherwise due and payable to the Tribe after the calculation of the Management Fee into the Capital Replacement Reserve in amounts equivalent to an annual rate of two percent (2%) of Gross Revenues. The cash amounts required to be so deposited shall be calculated and deposited into the Capital Replacement Reserve, in arrears, no later than the fifteenth (15th) day of the month immediately following the month with respect to which a deposit is made. If any adjustment of Gross Revenues is made as a result of an audit or for other accounting reasons, a corresponding adjustment in the Capital Replacement Reserve deposit shall be made. In addition, proceeds from the sale of capital items no longer needed for the operation of the Enterprise, and the proceeds of any insurance received in reimbursement for any items previously paid for from the Capital Replacement Reserve, may be deposited into the Capital Replacement Reserve upon receipt as determined by the Business Board, but in any event any such deposit shall reduce the amount otherwise required by like amount.

        4.16    Use and Allocation of Capital Replacement Reserve. Any expenditures for Capital Replacements which have been budgeted and previously approved may be paid from the Capital Replacement Reserve without further approval from the Tribe. Any amounts remaining in the Capital Replacement Reserve at the close of any year shall be carried forward and retained in the Capital Replacement Reserve until fully used. If amounts in the Capital Replacement Reserve at the end of any year plus the anticipated contributions to the Capital Replacement Reserve for the next ensuing year are not sufficient to pay for Capital Replacements authorized by the Capital Budget for such ensuing year, then additional funds, in the amount of the projected deficiency, may be advanced by the Manager and reimbursed by the Enterprise from future revenues.

        4.17    Contracting Preference. In entering into contracts for the supply of goods and services for the Enterprise, Manager shall, to the extent permitted by applicable law, give preference to Qualified members of the Tribe, their spouses and children, and Qualified business entities certified by the Tribe to be controlled by members of the Tribe. Manager shall to the extent commercially practicable provide written notice to the Tribe in advance of all such contracting, subcontracting and construction opportunities. Manager shall notify the Business Board of any contract awarded to a member of the Tribe.

        4.18    Internal Control Systems. Manager shall install systems for monitoring of all funds (the "Internal Control Systems"), which systems shall comply with all Legal Requirements, and shall be submitted to the Business Board and the Tribal Gaming Agency for approval in advance of implementation. The Tribe shall retain the right to review all Internal Control Systems and any changes instituted to the Internal Control Systems of the Enterprise. The Tribe shall have the exclusive right to select and retain an auditor to review the adequacy of the Internal Control Systems prior to the Commencement Date, and to review the books of account of the Enterprise from time to time. The cost of such review prior to the Commencement Date shall be a Pre-Opening Expense, and after the Commencement Date the costs for the auditor shall be an Operating Expense. Any significant changes in such systems after the Commencement Date also shall be subject to review and approval by the Business Board. The Business Board and Manager shall have the right and duty to maintain and police the Internal Control Systems in order to prevent any loss of proceeds from the Enterprise. The Tribal Gaming Agency shall have the right to inspect and oversee the Internal Control System at all times. Manager shall install a closed circuit television system to be used for monitoring the cash handling activities of the Enterprise sufficient to meet all Legal Requirements.

        4.19    Surveillance System. A surveillance system (including, without limitation, closed-circuit television) for monitoring the activities of the customers, employees, supervisors and management personnel, as well as the tracking of the movement of all funds into, within and out of the Enterprise, shall be maintained, at the election of the Business Board, by the Manager or the Tribal Gaming Agency.

        4.20    Banking and Bank Accounts.

          4.20.1    Enterprise Bank Accounts. The Business Board shall select, and the Tribal Council shall approve, a bank or banks for the deposit and maintenance of funds and shall establish in such bank or banks accounts as Manager deems appropriate and necessary in the course of business and as consistent with this Agreement ("Enterprise Bank Accounts"). Establishment of any Enterprise Bank Account shall be subject to the approval of the Business Board. The sum of money agreed to by the Business Board to be maintained in the Enterprise Bank Account(s) to serve as working capital for Enterprise operations, shall include all sums needed for the House Bank, and all sums needed to accrue for payment of expenses not paid on a monthly basis (the "Minimum Balance"). The Tribe will execute Irrevocable Banking Instructions with regard to each Enterprise Bank

  Account to be in effect during the Term of this Agreement in form and substance satisfactory to the Tribe, the Business Board and the Manager.

          4.20.2    No Cash Disbursements. Manager shall not make any cash disbursements from the Enterprise Bank Accounts except for the payment of cash prizes; and except for such cash disbursements, any and all payments or disbursements by the Manager shall be made by check or wire transfer drawn against an Enterprise Bank Account.

          4.20.3    Daily Deposits to Depository Account. Manager shall establish for the benefit of the Tribe in the Enterprise's name a Depository Account. Manager shall collect all gross revenues and other proceeds connected with or arising from the operation of the Enterprise, the sale of all products, food and beverage, and all other activities of the Enterprise and deposit the related cash daily into the Depository Account at least once during each twenty-four (24) hour period. All money received by the Enterprise on each day that it is open must be counted at the close of operations for that day or at least once during each twenty-four (24) hour period. Manager agrees to obtain a bonded transportation service to effect the safe transportation of the daily receipts to the bank, which expense shall constitute an Operating Expense.

          4.20.4    Disbursement Account. Manager shall establish for the benefit of the Tribe in the Enterprise's name a Disbursement Account. Manager shall, consistent with and pursuant to the approved Annual Business Plan and Annual Operating Budget, have responsibility and authority for making all payments for Operating Expenses, debt service, management fees, fees paid to the Developer pursuant to the Development Services Agreement, and disbursements to the Tribe from the Disbursement Account.

          4.20.5    Transfers Between Accounts. Manager has the authority to transfer funds from and between the Enterprise Bank Accounts to the Disbursement Account in order to pay Operating Expenses and to pay debt service pursuant to the Development Services Agreement, to invest funds in Permitted Investments and to pay the Management Fees payable to Manager and distributions to the Tribe pursuant to this Agreement.

          4.20.6    Investment of Funds. The Manager may invest and reinvest all money held in the Enterprise Bank Accounts in such Permitted Investments as the Manager may from time to time direct pursuant to written instructions. Such Permitted Investments shall be registered in the name of the Enterprise and held by or under the control of the Enterprise. Such investments and reinvestments shall be made giving full consideration for the time at which funds are required to be available under this Agreement. The Manager shall, in such order of priority as the Manager may from time to time direct, sell such investments as and when required to make any payment from the Disbursement Account. Any income received on such investments shall be credited to the Disbursement Account.

        4.21    Insurance. Manager, on behalf of the Tribe, shall arrange for, obtain and maintain, or cause its agents to maintain, with responsible insurance carriers licensed to do business in the State of California, insurance (including coverage of public liability and property loss or damage) satisfactory to Manager and the Business Board covering the Facility and the operations of the Enterprise, naming the Tribe, the Enterprise, Manager, and Manager's Affiliates as insured parties.

        4.22    Accounting and Books of Account.

          4.22.1    Statements. Manager shall prepare and provide to the Tribe on a monthly, quarterly, and annual basis, operating statements. The operating statements shall comply with all Legal Requirements and shall include an income statement, statement of cash flows, and balance sheet for the Enterprise. Such statements shall include the Annual Business Plan, Annual Operating Budget and Annual Capital Budget projections as comparative statements, and which, after the first full year of operation, will include comparative statements from the comparable period for the prior year of all revenues, and all other amounts collected and received, and all deductions and disbursements made therefrom in connection with the Enterprise. Such statements shall be prepared in accordance with GAAP, consistently applied. The Tribe will also promptly provide to Manager such other information concerning the business, property or financial condition of the Enterprise as Manager may reasonably request.

          4.22.2    Books of Account. Manager shall maintain full and accurate books of account at an office in the Facility and at such other location as may be determined by Manager. The Tribe shall have access to the daily operations of the Enterprise and shall have the unlimited right to inspect, examine, and copy all such books and supporting business records. Such rights may be exercised through the Business Board or through an agent, employee, attorney, or independent accountant acting on behalf of the Tribe.

          4.22.3    Accounting Standards. Manager shall maintain the books and records reflecting the operations of the Enterprise in accordance with the accounting practices of Manager in conformity with GAAP consistently applied and shall adopt and follow the fiscal accounting periods utilized by Manager in its normal course of business (i.e., a month, quarter and year prepared in accordance with the Enterprise Fiscal Year). The accounting systems and procedures shall comply with Legal Requirements and, at a minimum:

    (a)
    include an adequate system of internal accounting controls;

    (b)
    permit the preparation of financial statements in accordance with GAAP;

    (c)
    be susceptible to audit;

    (d)
    permit the calculation and payment of the Management Fee described in Section 6.6;

    (e)
    permit the calculation of annual fees due for Class II Gaming pursuant to 25 C.F.R. § 514.1 of the NIGC regulations; and

    (f)
    provide for the allocation of operating expenses or overhead expenses among the Tribe, the Enterprise, and any other user of shared facilities and services.

          4.22.4    Annual Audit. A nationally recognized certified public accounting firm with demonstrated experience and expertise in the gaming industry selected and approved by Tribe, shall perform an annual audit of the books and records of the Enterprise and of all contracts for supplies, services or concessions reflecting Operating Expenses. Such audits shall be provided by the Tribe to all applicable federal and state agencies, as required by law, and may be used by Manager for reporting purposes under federal and state securities laws, if required. The costs actually incurred in good faith of such audits shall be an Operating Expense.

        4.23    Retail Shops and Concessions. With respect to the operation of the shops and concessions located within the Enterprise, the Business Board shall approve in advance in writing the specific type or types of shops or concessions proposed by Manager to be authorized for inclusion in the Enterprise.

        4.24    Entertainment Approvals. In the event that Manager shall determine to provide entertainment and/or sporting events to the public at the Enterprise, the type of entertainment will be subject to approval by the Business Board.

5.    Liens.

        5.1    Representation and Warranty. Subject to the exceptions hereinafter stated in Section 5.2, the Tribe specifically warrants and represents to Manager that during the term of this Agreement the Tribe shall not act in any way whatsoever, either directly or indirectly, to cause or suffer any person or entity to become an encumbrancer or lienholder of the Enterprise, other than Manager or Lender, or to allow any person or entity to obtain any interest in this Agreement without the prior written consent of

Manager, and, where applicable, consent from the BIA or NIGC. Manager specifically warrants and represents to the Tribe that during the term of this Agreement Manager shall not act in any way, directly or indirectly, to cause any person or entity to become an encumbrancer or lienholder of the Enterprise, or to obtain any interest in this Agreement without the prior written consent of the Tribe, and, where applicable, the BIA or NIGC. The Tribe and Manager (to the extent within the Manager's control) shall keep the Enterprise free and clear of all enforceable mechanics' and other enforceable liens resulting from the construction of the Facility and all other enforceable liens which may attach to the Enterprise, which shall at all times remain the property of the United States in trust for the Tribe. If any such lien is claimed or filed, it shall be the duty of the Tribe to discharge the lien within thirty (30) days after having been given written notice of such claim, either by payment to the claimant, by the posting of a bond and the payment into the court of the amount necessary to relieve and discharge the Enterprise from such claim, or in any other manner which will result in the discharge or stay of such claim, and Manager is authorized to act in behalf of the Tribe to discharge any liens.

        5.2    Exceptions. The Tribe shall have the right to grant security interests in Enterprise revenues subordinated to the interests of the Manager, as well as first priority security interests in any Enterprise assets but only if such security interests are granted to secure loans made to and for the benefit of the Enterprise, and Manager has been offered a prior opportunity to make such loans on similar financial terms.

6.    Management Fee, Reimbursements, Disbursements, and Other Payments by Manager.

        6.1    Disbursements. As and when received by the Enterprise, Gross Revenues shall be deposited in the Depository Account created pursuant to Section 4.20.3 of this Agreement. There shall, in turn, be disbursed as directed by Manager, on no less frequently than a monthly basis, for and on behalf of the Tribe, funds from the Enterprise Bank Account(s) to pay, to the extent available, Operating Expenses and required deposits into the Capital Replacement Reserve for Capital Replacements. The Manager shall be responsible for assuring that the bills and expenses of the Enterprise are paid out of Gross Revenues or the proceeds of the Financing. Subject to the reasonable approval of the Business Board, Manager will reserve funds in the Enterprise in amounts equal to the Minimum Balance, and Manager may increase the Minimum Balance, at any time during the first year following the Commencement Date to reflect unanticipated working capital needs revealed by actual Enterprise operations. Additionally, Manager may, at its sole and absolute discretion, advance any monies needed to cover any operating cash shortfall and shall be allowed to be reimbursed same in accordance with Section 9.12.

        6.2    Adjustment to Bank Account. After the disbursements pursuant to Section 6.1, and establishment of any additional reserves for future disbursements as Manager deems necessary and as are approved by the Business Board, taking into account anticipated cash flow and Operating Expenses of the Enterprise, any excess funds remaining in the Enterprise Bank Account(s) over the Minimum Balance, the Capital Replacement Reserve, and such additional reserves approved by the Business Board, shall be disbursed monthly in accordance with Section 6.3.

        6.3    Payment of Fees and Tribe Disbursement. Within fifteen (15) days after the end of each calendar month of operations, Manager shall calculate Gross Revenues, Operating Expenses, and Total Net Revenues (Net Revenues Gaming and Net Revenues Other) of the Enterprise for the previous month's operations and the year's operations to date. Such Total Net Revenues, less any amount reasonably needed to maintain a Cash Contingency Reserve Fund as previously agreed upon by the Business Board, shall be disbursed from the Enterprise Bank Account(s) to the extent available to pay the scheduled items to the extent due and payable and earned in the following order of priority:

    (a)
    the Minimum Monthly Payment described in Section 6.4.1;

    (b)
    current principal and any other payments due pursuant to the Financing Agreements and if payments are due quarterly, a reserve equal to one-third (1/3) of the scheduled quarterly payment shall be deposited in a designated Enterprise Bank Account for such payment, and may be invested in accordance with Section 4.20.6;

    (c)
    recoupment payments to Manager for funds advanced to the Tribe for Minimum Monthly Payments made for any prior period, and reimbursement of other amounts advanced by the Manager or Developer pursuant to this Agreement or the Development Services Agreement;

    (d)
    Capital Replacement Reserve contributions as described in Section 4.15; and

    (e)
    Management Fees for the current period or any prior period.

All remaining Total Net Revenues (the "Monthly Distribution Payment") and cash from any prior period shall be distributed to the Tribe at the same time the Management Fee is paid. The priority of payments from available funds which is described in this Section 6.3 does not control the calculation of the amount of each of these obligations. The calculation of the amounts of these obligations shall be as otherwise provided by this Agreement. The Manager and the Tribe agree that they will disburse all Total Net Revenues and pay all Operating Expenses in accordance with the terms of this Section 6.3.

        6.4    Monthly Payments.

          6.4.1    Minimum Monthly Payment. The Manager shall disburse from the Enterprise Bank Account(s) to the Tribe ONE HUNDRED THOUSAND DOLLARS ($100,000.00) per month (the "Minimum Monthly Payment"), beginning on the Commencement Date and continuing for the remainder of the Term. The Minimum Monthly Payment shall be payable to the Tribe in arrears on the fifteenth (15th) day of each calendar month following the month in which the Commencement Date occurs, which payment shall have priority as stated in Section 6.3. If the Commencement Date is a date other than the first day of a calendar month, the first payment will be prorated from the Commencement Date to the end of the month. Minimum Monthly Payments shall be charged against the Tribe's distribution of Total Net Revenues for each month provided, however, where the Total Net Revenues in a given month are less than ONE HUNDRED THOUSAND DOLLARS ($100,000.00), Manager shall pay the funds necessary to compensate for the deficiency from its own funds on a noncumulative and nonrecoverable basis. Minimum Monthly Payments shall be made for any month during which Gaming is conducted, including those months when Gaming is conducted for only a part of a month. No Minimum Monthly Payment shall be owed for any full month during which Gaming is suspended or terminated at the Facility pursuant to Section 4.4, and the obligation to make Minimum Monthly Payments shall cease upon termination of this Agreement. Except as provided in the preceding sentence of this Section 6.4.1, Manager's obligation to pay the Tribe the Minimum Monthly Payment is unconditional, and shall not be affected by the actual level of funds generated by the Enterprise.

        6.5    Payment of Total Net Revenues. The Total Net Revenues paid to the Tribe pursuant to this Section 6 shall be payable to a Tribal bank account specified by the Tribal Council in a notice to Manager pursuant to Section 9.2.

        6.6    Management Fee. Subject to the provisions of Section 6.3, on or before the fifteenth (15th) day of each month beginning in the first calendar month after the Commencement Date and ending on the seventh (7th) anniversary of the Commencement Date, Manager is authorized by the Tribe to pay itself from the Enterprise Bank Account(s) for seven (7) years a fee equal to twenty-four percent (24%) of Net Revenues (Gaming) and twenty-four percent (24%) of Net Revenues (Other). Unless otherwise agreed to by the parties in writing, any remaining Management Fee due to the Manager at the end of the Term shall be paid to Manager by the Tribe within twenty-one (21) days of the end of the Term.

        6.7    Annual Statement and Adjustment of Management Fee. Within ninety (90) days following the end of the Fiscal Year in which the Commencement Date occurs and thereafter following the end of each Fiscal Year (or portion thereof) until the date all Management Fees are paid, the Tribe shall provide to Manager operating statements derived from audited financial statements (the "Year End Operating Statements") for the preceding Fiscal Year, which after a full year of operation will include comparative statements, which set forth among other things, Gross Gaming Revenue, Gross Revenues, Operating Expenses, Net Revenues (gaming), Net Revenues (other), Total Net Revenues, Cash Flow from Operations and the amount of the Management Fee paid or payable to Manager pursuant to Section 6.6. Such statements shall be prepared in accordance with GAAP, consistently applied and shall be certified as true and complete by nationally recognized independent auditors with demonstrated experience and expertise in the gaming industry selected by the Tribe after consultation with Manager. Manager shall have the right to audit these Year End Operating Statements by examination of all or any part of the books and records of the Enterprise as Manager, in its sole discretion, may require. To the extent that the Year End Operating Statements on Manager's audit determines that the Management Fees paid during the preceding Fiscal Year require adjustment in order to accurately reflect the amount due as provided by Section 6.6 of this Agreement, that adjustment shall be made within fifteen (15) days of notification by Manager to the Tribe.

        6.8    Manager's Compensation Cap. Notwithstanding any other provision in this Agreement to the contrary, pursuant to 25 C.F.R. § 531.1(i), all Gaming related fees and compensation received by Manager pursuant to this Agreement will not in the aggregate equal more than thirty percent (30%) (the "Cap") of the Net Revenues (gaming) per annum. The parties acknowledge that all non-Gaming fees and compensation, including, but not limited to payments made to Manager for advances, are not included in or subject to the Cap.

7.    Trade Names, Trade Marks and Service Marks.

        7.1    Enterprise Name. The Enterprise shall be operated under a business name which readily identifies the Enterprise to the public along with a reference to the Tribe or such other name as the parties may agree (the "Enterprise Name").

        7.2    Marks. Prior to the Commencement Date and from time to time during the Term hereof, Manager agrees to erect and install, in accordance with local codes and regulations, all signs Manager deems necessary in, on or about the Facility, including, but not limited to, signs bearing the Enterprise Name. The costs of purchasing, leasing, transporting, constructing, maintaining and installing the required signs and systems shall be part of the Pre-Opening Expenses or Operating Expenses as appropriate.

          7.2.1    Tribe's Marks. The Manager agrees to recognize the exclusive right of ownership of the Tribe to all of the Tribe's service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations, now or hereafter held or applied for in connection therewith; these marks shall include all marks which are unique to and developed for the Gaming Facility (collectively, the "Tribe's Marks"). The Manager hereby disclaims any right or interest therein, regardless of any legal protection afforded thereto. The Manager acknowledges that all of the Tribe's Marks might not be used in connection with the Gaming Enterprise, and the Tribe shall have sole discretion to determine which Tribe's Marks shall be so used. The Manager shall not use the Tribe's name, or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior written approval of the Tribe.

          The Tribe and Manager hereby agree that in the event the Tribe and/or Manager is (are) the subject of any litigation or action brought by any party seeking to restrain the use, for or with respect to the Gaming Enterprise, by the Tribe and/or Manager of any Tribe's Mark used by Manager for or in connection with the Gaming Enterprise, any such litigation or action shall be defended entirely at the expense of the Tribe, notwithstanding that the Tribe may not be named as a party thereto. In the event the Tribe desires to bring suit against any user of any Tribe's Mark, seeking to restrain such user from using any Tribe's Mark, then such suit shall be brought only with the consent of the Tribe and at the expense of the Tribe notwithstanding that such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Tribe and/or Manager or instituted against the Tribe and/or Manager shall be under the absolute control of the Tribe notwithstanding that the Tribe may not be a party to such suit. The Manager, at its sole cost, shall have the right to engage its own legal counsel and the Manager's own counsel shall have the right to non-controlling participation in any such litigation. The Manager shall have the right at any time during the course of such litigation to withdraw from participation therein.

          7.2.2    Manager's Marks.

          The Tribe agrees to recognize the exclusive right of ownership of Manager to all Manager's service marks, trademarks, copyrights, trade names, patents or other similar rights or registrations now or hereafter held or applied for in connection therewith, including, but not limited to, any and all use of the word "Station" in any way associated with gaming, resorts, or hotels, or any and all enterprises, services or products relating thereto (collectively, the "Manager's Marks"). The Tribe hereby disclaims any right or interest therein, regardless of any legal protection afforded thereto. The Tribe acknowledges that all of Manager's Marks might not be used in connection with the Enterprise, and Manager, with the prior written consent of the Tribe, shall have sole discretion to determine which Manager's Marks shall be so used. The Tribe covenants that in the event of termination, cancellation or expiration of this Agreement, whether as a result of a default by Manager or otherwise, the Tribe shall not hold itself out as, or continue operation of the Enterprise as Manager's casino nor will it utilize any of Manager's Marks or any variant thereof in the operation of its Facility. The Tribe agrees that Manager or its respective representative may, at any time thereafter, enter the Facility for the sole purpose of removing all signs, furnishings, printed material, emblems, slogans or other distinguishing characteristics which are now or hereafter may be connected or identified with Manager or which carry any Manager's Mark and shall leave the premises in suitable condition. Without limiting the foregoing, the Tribe shall not use the name "Station", or any variation thereof, directly or indirectly, in connection with (a) a private placement or public sale of securities or other comparable means of financing or (b) press releases and other public communications, without the prior approval of Manager.

          The Tribe and Manager hereby agree that in the event the Tribe and/or Manager is (are) the subject of any litigation or action brought by any party seeking to restrain the use, for or with respect to the Enterprise, by the Tribe and/or Manager of any Manager's Mark used by Manager for or in connection with the Enterprise, any such litigation or action shall be defended entirely at the expense of Manager, notwithstanding that Manager may not be named as a party thereto. In the event the Tribe desires to bring suit against any user of any Manager's Mark, seeking to restrain such user from using any Manager's Mark, then such suit shall be brought only with the consent of Manager and at the expense of the Tribe notwithstanding that such user may be a prior or subsequent user. In all cases the conduct of any suit whether brought by the Tribe and/or Manager or instituted against the Tribe and/or Manager shall be under the absolute control of Manager notwithstanding that Manager may not be a party to such suit. The Tribe, at its sole cost, shall have the right to engage its own legal counsel and the Tribe's own counsel shall have the right to non-controlling participation in any such litigation. The Tribe shall have the right at any time during the course of such litigation to withdraw from participation therein. Manager hereby agrees to hold the Tribe harmless from and to indemnify the Tribe against any judgments or awards of any court or administrative agency of competent jurisdiction, whether such awards be in the form of damages, costs or otherwise, which the Tribe is required to pay and/or pays arising from the use of any Manager's Marks or names or similar rights or registrations for or in connection with the Enterprise; provided, however, that the Tribe cannot effect a settlement of such suit without the prior written consent of Manager.

8.    Taxes.

        8.1    State and Local Taxes. If the State of California or any local government attempts to impose any tax including any possessory interest tax upon any party to this Agreement with respect to the Enterprise, the Facility or the Property, the Enterprise in the name of the appropriate party or parties in interest, shall resist such attempt through legal action. This Section 8.1 shall in no manner be construed to imply that any party to this Agreement or the Enterprise is liable for any such tax.

        8.2    Tribal Taxes. The Tribe agrees that neither it nor any agent, agency, affiliate or representative of the Tribe will impose any taxes, fees, assessments or other charges of any nature whatsoever on payments of any debt service to Manager or any of its Affiliates or to any lender furnishing financing for the Facility or for the Enterprise, or on the Enterprise, the Facility, the revenues therefrom or on the Management Fee as described in Section 6.6 of this Agreement. The Tribe further agrees that neither it nor any agent, agency, affiliate or representative will impose any taxes, fees, assessments or other charges of any nature whatsoever on the salaries or benefits, or dividends paid to, any of Manager's or its Affiliates' stockholders, officers, directors, or employees, or any of the employees of the Enterprise; or any provider of goods, materials or services to the Enterprise. In accordance with Section 12, Manager retains the right to terminate this Agreement and all accompanying agreements if it reasonably determines that any statute, law, code or regulation of the Tribe renders operation of the Enterprise, or any component thereof, uncompetitive. The Tribe agrees that, although it has the power to do so, it recognizes the importance of remaining competitive, and therefor it will not levy or assess any tax upon the sale of goods or services by the Enterprise, including any goods or services supplied as Promotional Allowances. Except as otherwise provided herein, if any taxes, fees or assessments are levied by the Tribe, such taxes and assessments shall constitute Operating Expenses of the Enterprise.

9.    General Provisions.

        9.1    Situs of the Contracts. This Agreement and any other related agreements, as well as all contracts entered into between the Tribe and any person or any entity providing services to the Enterprise, shall be deemed entered into in Sacramento, California and shall be governed by and construed in accordance with California law and, to the extent applicable, federal law.

        9.2    Notice. Any notice required to be given pursuant to this Agreement shall be delivered to the appropriate party by Certified Mail Return Receipt Requested, by facsimile or express mail, addressed as follows:

If to the Tribe:	Jessica Tavares, Chairperson United Auburn Indian Community 661 Newcastle Road, Suite 1 Newcastle, California 95658 FAX 916/663-3727
Copies to:	Howard Dickstein, Esq. Dickstein & Merin 2001 P Street, Suite 100 Sacramento, California 95814 FAX 916-447-8336
If to Manager:	Scott M Nielson, Esq. Station Casinos, Inc. 2411 West Sahara Avenue Las Vegas, Nevada 89102 FAX 702-221-6613

or to such other different address(es) as Manager or the Tribe may specify in writing using the notice procedure called for in this Section 9.2. Any such notice shall be deemed given two (2) days following deposit in the United States mail or upon actual delivery, whichever first occurs. The parties also designate the persons above named as agents for receipt of service of process.

        9.3    Authority to Execute and Perform Agreement. The Tribe and Manager represent and warrant to each other that they each have full power and authority to execute this Agreement and to be bound by and perform the terms hereof. On request, each party shall furnish the other evidence of such authority.

        9.4    Relationship. Manager and the Tribe shall not be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other except as set forth in this Agreement.

        9.5    Manager's Contractual Authority. Manager is authorized to make, enter into and perform in the name of and for the account of the Tribe, doing business as the Enterprise, such contracts deemed necessary by Manager to perform its obligations under this Agreement, provided such contracts comply with the terms and conditions of this Agreement, including, but not limited to, Section 4.2.4, and provided such contracts do not obligate the Enterprise to pay sums not approved in the Annual Business Plan, Annual Operating Budget and Annual Capital Budget.

        9.6    Further Actions. Tribe and Manager agree to execute all contracts, agreements and documents and to take all actions necessary to comply with the provisions of this Agreement and the intent hereof.

        9.7    Defense. Except for disputes between the Tribe and Manager, and claims relating to the Tribe's status as a Tribe or the trust status of the Property, Manager shall bring and/or defend and/or settle any claim or legal action brought against Manager, the Enterprise or the Tribe, individually, jointly or severally, or any Enterprise Employee, in connection with the operation of the Enterprise. Subject to the Tribe's approval of legal counsel, Manager shall retain and supervise legal counsel, accountants and such other professionals, consultants and specialists as Manager deems appropriate to defend any such claim or cause of action. All liabilities, costs and expenses, including reasonable attorneys' fees and disbursements incurred in defending and/or settling any such claim or legal action which are not covered by insurance, shall be an Operating Expense, or, if incurred prior to the Commencement Date, shall be a Pre-Opening Expense. Nothing contained herein is a grant to Manager of the right to waive the Tribe's or the Enterprise's sovereign immunity. That right is strictly reserved to the Tribe. Any settlement of a third party claim or cause of action shall require approval of the Business Board.

        9.8    Waivers. No failure or delay by Manager or the Tribe to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No covenant, agreement, term, or condition of this Agreement and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

        9.9    Captions. The captions of each article, section and subsection contained in this Agreement are for ease of reference only and shall not affect the interpretational meaning of this Agreement.

        9.10    Severability. If any provision, or any portion of any provision, of this Agreement is found to be invalid or unenforceable, such unenforceable provision, or unenforceable portion of such provision, shall be deemed severed from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement. If any provision, or any portion of any provision, of this Agreement is deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law. If, however, any material part of a party's rights under this Agreement or any related agreement or instrument executed by the parties shall be declared invalid or unenforceable (specifically including Manager's right to receive its fees or the Tribe's right to receive payments or advances from Manager) the party whose rights have been declared invalid or unenforceable shall have the option to terminate this Agreement upon thirty (30) days' written notice to the other party, without liability on the part of the terminating party. A termination pursuant to this Section shall be subject to the terms and conditions of Section 12.4 (a) through (f).

        9.11    Interest. Except for the Minimum Monthly Payment to the Tribe, any amount payable to Manager or the Tribe by the other which has not been paid when due shall accrue interest at the same rate as set forth in the Financing Agreements.

        9.12    Reimbursement. The performance by Manager of its responsibilities under this Agreement are conditioned upon the Enterprise generating sufficient funds to Manager on a timely basis to enable Manager to perform its obligations hereunder. Nevertheless, Manager shall, according to the terms of this Agreement or may, at its option if not so required, advance funds or contribute property, on behalf of the Tribe, subject to the prior approval of the Business Board, to satisfy obligations of the Tribe in connection with the Facility and this Agreement subject to the limitations on development and construction costs contained in this Agreement and the Development Services Agreement. Manager shall keep appropriate records to document all reimbursable expenses paid by Manager, which records shall be made available for inspection by the Tribe or its agents upon request. The Tribe agrees to reimburse Manager with interest from future Net Revenues for money paid or property contributed by Manager to satisfy obligations of the Tribe in connection with the Enterprise and this Agreement. Interest shall be calculated at the rate set forth in Section 9.11 from the date Manager advances monies the Tribe was obligated to remit or contributes property for the satisfaction of such obligation to the date reimbursement is made. Manager's sole source of such reimbursement shall be from undistributed and future Net Revenues.

        9.13    Financing Plan. In accordance with Section 9.1 of the Development Services Agreement, the Tribe shall, prior to the Approval Date, make available or otherwise cause to be established a development fund into which shall be deposited all of the proceeds of the Financing Agreements. The Tribe's total repayment obligation pursuant to this Agreement, the Development Services Agreement, the Financing Agreements and any other agreements that relate to development and construction costs shall not exceed the principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00) provided, however, this maximum amount shall not limit the Tribe's obligation to pay to Manager all fees under this Agreement that do not relate to development and construction costs, including, but not limited to, the Management Fee.

        9.14    Travel and Out-of-Pocket Expenses. To the extent approved by the Business Board, Manager shall be reimbursed for all travel and out-of-pocket expenses reasonably incurred in the performance of this Agreement. Subject to the Annual Business Plan, Annual Operating Budget and Annual Capital Budget, all travel and out-of-pocket expenses of Enterprise Employees reasonably incurred in the performance of their duties shall be an Operating Expense.

        9.15    Third Party Beneficiary. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto as such are authorized by this Agreement; provided, however, that nothing herein shall limit the rights of the Tribal Gaming Agency to enforce applicable provisions of the Agreement.

        9.16    Brokerage. Manager and the Tribe represent and warrant to each other that neither has sought the services of a broker, finder or agent in this transaction, and neither has employed, nor authorized, any other person to act in such capacity. Manager and the Tribe each hereby agrees to indemnify and hold the other harmless from and against any and all claims, loss, liability, damage or expenses (including reasonable attorneys' fees) suffered or incurred by the other party as a result of a claim brought by a person or entity engaged or claiming to be engaged as a finder, broker or agent by the indemnifying party.

        9.17    Survival of Covenants. Any covenant, term or provision of this Agreement which, in order to be effective, must survive the termination of this Agreement, shall survive any such termination.

        9.18    Estoppel Certificate. Manager and the Tribe agree to furnish to the other party, from time to time upon request, an estoppel certificate in such reasonable form as the requesting party may request stating whether there have been any defaults under this Agreement known to the party furnishing the estoppel certificate and such other information relating to the Enterprise as may be reasonably requested.

        9.19    Periods of Time. Whenever any determination is to be made or action is to be taken on a date specified in this Agreement, if such date shall fall on a Saturday, Sunday or legal holiday under the laws of the Tribe or the State of California, then in such event said date shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

        9.20    Preparation of Agreement. This Agreement shall not be construed more strongly against either party regardless of who is responsible for its preparation.

        9.21    Exhibits. All exhibits attached hereto are incorporated herein by reference and made a part hereof as if fully rewritten or reproduced herein.

        9.22    Successors and Assigns. The benefits and obligations of this Agreement shall inure to and be binding upon the parties hereto and their respective successors and assigns. Manager shall have the right to assign its rights under this Agreement to one or more of its Affiliates or its successor. With the exception of assignment to an Affiliate of Manager, this Agreement may not be assigned or its nongaming obligations subcontracted by Manager, without approval by the Tribe, and the approval of the Chairman of the NIGC or his authorized representative after a complete background investigation of the proposed assignee. The Tribe shall, without the consent of Manager, have the right to assign this Agreement and the assets of the Enterprise to the Tribe unless (i) such assignment would require any material consent of any third party or regulatory agency (until all necessary regulatory or other consents have been obtained) or (ii) would result in material prejudice of the rights of the Manager under this Agreement, in which case no assignment will be effected. No assignment authorized hereunder shall be effective until all necessary government approvals have been obtained. The acquisition of Manager or its parent company by a party other than the parent, subsidiary, or Affiliate of Manager or Station Casinos, Inc., or its successor corporation, shall not constitute an assignment of this Agreement by Manager, and this Agreement shall remain in full force and effect between the Tribe and Manager, subject only to approval of said acquisition by the Tribal Council, which shall not unreasonably be withheld, and NIGC completion and approval of its background investigation of the purchaser, if required. The Manager's consent shall be required for the Tribe to assign any of its rights or delegate any of its obligations hereunder.

        9.23    Exclusivity Regarding Facility. During the term of this Agreement, Manager and the Tribe both agree not to develop or operate any gaming facilities within a radius of fifty (50) miles of the Facility or the United Auburn Indian Community Reservation without the written consent of the other party.

        9.24    Stay, Extension and Usury Laws. The Tribe covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement, and the Tribe (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to Manager, but shall suffer and permit the execution of every such power as though no such law has been enacted.

        9.25    Time is of the Essence. Time is of the essence in the performance of this Agreement.

        9.26    Confidential Information.

          9.26.1    Information. Both parties agree that any information received concerning the other party during the performance of this Agreement, regarding the parties' organization, financial matters, marketing plans, or other information of a proprietary nature (the "Confidential Information"), will be treated by both parties in full confidence and except as required to allow Manager and the Tribe to perform their respective covenants and obligations hereunder, or in response to legal process or appropriate and necessary inquiry or as required by state or Federal securities, gaming, or other laws or regulations, and will not be revealed to any other persons, firms or organizations. This provision shall survive the termination of this Agreement for a period of two (2) years.

          9.26.2    Non-disclosure. The obligations not to use or disclose the Confidential Information shall not apply to Confidential Information which (i) has been made previously available to the public by the Tribe or Manager or Manager's Affiliates or becomes generally available to the public, unless the Confidential Information being made available to the public results in a breach of this Agreement, (ii) prior to disclosure to the Tribe or Manager or Manager's Affiliates, was already rightfully in any such person's possession, or (iii) is obtained by the Tribe or Manager or Manager's Affiliates from a third party who is lawfully in possession of such Confidential Information, and not in violation of any contractual, legal or fiduciary obligation to the Tribe or Manager or Manager's Affiliates, with respect to such Confidential Information and who does not require the Tribe or Manager or Manager's Affiliates to refrain from disclosing such Confidential Information to others.

        9.27    Patron Dispute Resolution. Patron disputes concerning play which cannot be resolved on an informal basis shall be addressed and resolved in accordance with the Compact, Tribal Gaming Ordinance, and the regulations promulgated thereunder.

        9.28    Modification. Any change to or modification of this Agreement must be in writing, signed by both parties hereto and shall be effective only upon approval by the Chairman of the NIGC, the date of signature of the parties notwithstanding.

        9.29    Indemnification of Manager. To the fullest extent permitted by law, the Tribe and the Enterprise shall fully protect, indemnify, defend and hold harmless Manager and its respective members, partners, officers, directors, agents, sureties, servants and employees and successors and assigns (hereinafter collectively, "Indemnitees") for, from and against any and all liabilities, claims, damages, demands, losses, costs or expenses (including, without limitation, attorneys' fees for counsel of Manager's choosing), arising out of or resulting from, either directly or indirectly, the performance of this Agreement and whether or not arising from the sole or contributory negligence of the Manager, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person. The cost of defending a lawsuit pursuant to this Section as well as any liability, damages, demands, losses, costs or expenses incurred by Manager shall be a reimbursable expense where incurred prior to the Commencement Date, which Tribe agrees to reimburse Manager promptly upon request, and an Operating Expense where incurred after the Commencement Date, and shall be payable as incurred by Manager. Nothing in this Section shall be construed to waive or limit the Tribe's sovereign immunity.

10.    Warranties.

        10.1    Definitions. As used in this Section 10, "Member of the Tribal Council" means any member of the Tribal Council, the Tribal Gaming Agency, any independent board or body created to oversee any aspect of Gaming, and any Tribal court official; "Relative" means an individual residing in the same household who is related as a spouse, father, mother, son or daughter.

        10.2    Noninterference in Tribal Affairs. Manager agrees not to interfere in or attempt to wrongfully influence the internal affairs or government decisions of the Tribal Council by offering cash incentives, by making written or oral threats to the personal or financial status of any person, or by any other action, except for actions in the normal course of business of Manager that relate to the Enterprise. For the purposes of this Section 10.2, if any such undue interference in Tribal affairs is alleged by the federally recognized Tribal Council in writing and the NIGC finds that Manager has unduly interfered with the internal affairs of the Tribal Council and has not taken sufficient action to cure and prevent such interference, that finding of interference shall be grounds for termination of the Agreement. Manager shall be entitled to immediate written notice and a complete copy of any such complaint to the NIGC.

        10.3    Prohibition of Payments to Members of Tribal Council. Manager represents and warrants that no payments have been or will be made by Manager or Manager's Affiliates, to any Member of the Tribal Council or any relative of a Member of Tribal Council for the purpose of obtaining any special privilege, gain, advantage or consideration.

        10.4    Prohibition of Hiring Members of Tribal Council. No member of the Tribal Gaming Agency shall be employed at the Enterprise. No Member of the Tribal Council or relative of a Member of the Tribal Council may be employed at the Enterprise or by Manager or its Affiliates without a written waiver of this Section 10.4 by the Tribe. For this purpose, the Tribe will identify all such persons to Manager in a writing and take reasonable steps to keep the list current; Manager shall not be held responsible if any person not on such written list is employed.

        10.5    Prohibition of Financial Interest in Enterprise. No Member of the Tribal Council or relative of a Member of the Tribal Council shall have a direct or indirect financial interest in the Enterprise greater than the interest of any other member of the Tribe; provided, however, nothing in this subsection shall restrict the ability of a Tribal member to purchase or hold stock in Manager, or Manager's Affiliates where (i) such stock is publicly held, and (ii) the Tribal member acquires less than five percent (5%) of the outstanding stock in the corporation, provided that if a Tribal member shall acquire more than five percent (5%) such person shall comply with all applicable law.

        10.6    Preservation of Agreement. The Manager and the Tribe each warrant and represent that they shall not act in any way whatsoever, directly or indirectly, to cause this Agreement to be amended, modified, canceled, or terminated, except pursuant to Section 9.28. The Manager and the Tribe warrant and represent that they shall take all actions necessary to ensure that this Agreement shall remain in effect at all times.

11.    Events of Default.

        11.1    Events of Default by the Tribe. Each of the following may, at the sole and absolute discretion of Manager, be deemed to be an "Event of Default" by the Tribe:

    (a)
    The Tribe shall fail to pay when due the Management Fees or any other indebtedness or obligation to Manager that the Tribe owes or has guaranteed.

    (b)
    The Tribe shall be in Material Breach of any of its obligations under this Agreement not otherwise specified in this Section 11 or any other obligation referenced in this Agreement, the Development Services Agreement or any agreement or instrument associated with this Agreement.

    (c)
    Any representation, covenant or warranty that the Tribe has made under this Agreement or any agreement or instrument associated with this Agreement which is executed by the parties shall prove to have been untrue when made or on the date of any Management Fee payment.

    (d)
    The Tribe unilaterally withdraws from or denies the validity of this Agreement or any related agreement, fails to submit this Agreement to the NIGC, withdraws this Agreement from the NIGC or denies the validity of this Agreement.

    (e)
    The Tribe shall breach any of the Tribe's obligations pursuant to the Financing Agreements or amends the Development Services Agreement where such amendment impacts the Manager's rights or obligations, without the prior approval of Manager or takes any action or omits to take any action within its reasonable control that results in any material portion of this Agreement being unenforceable.

    (f)
    The Tribe violates the Development Services Agreement or amends the Development Services Agreement where such amendment impacts the Manager's rights or obligations, without the prior approval of Manager.

Upon the occurrence of any Event of Default by the Tribe, and at the sole and absolute discretion of Manager, Manager may terminate this Agreement pursuant to Section 12 or suspend its commitments under this Agreement, by notice to the Tribe from Manager, and may declare any of the Tribe's then existing or future financial obligations to Manager under this Agreement, to be immediately due and payable. In addition to the rights described in this Section 11.1, Manager may exercise any other rights and remedies available to Manager by law (including any equitable remedies) or agreement.

        11.2    Events of Default by Manager. Each of the following may be deemed an "Event of Default" by Manager:

    (a)
    Manager shall fail to make payments (whether of fees, advances or loans) required by this Agreement, and such failure shall continue for thirty (30) days after the Tribe gives Manager written notice thereof.

    (b)
    Manager shall be in Material Breach of any of its obligations under this Agreement.

    (c)
    Any representation or warranty that Manager has made under this Agreement shall prove to have been untrue when made.

If any Event of Default by Manager occurs, the Tribe may, upon written notice to Manager, exercise any rights and remedies available to the Tribe by law (including any equitable remedies) or agreement.

12.    Grounds for Termination.

        12.1    Voluntary Termination. This Agreement may be terminated upon the mutual written consent and approval of the parties.

        12.2    Termination upon Event of Default. Either party may terminate this Agreement if the other party commits or allows to be committed an Event of Default under this Agreement provided, however, that the discontinuance or correction of an Event of Default prior to notice of termination shall constitute a cure thereof. In the event of any termination of this Agreement, all outstanding and future Management Fees and all other financial obligations of the Tribe to Manager, to the extent payable and not previously paid, shall be immediately due and payable and shall bear interest at the Default Rate of ten percent (10%) per annum and the Tribe shall remain liable to Manager for the full amount of all Management Fees that would otherwise be due if this Agreement had not been terminated. The Tribe shall be entitled to retain all non-refundable fees previously paid to it pursuant to this Agreement.

        12.3    Actions in Addition to Termination.

          12.3.1    Consequences of Manager's Termination by the Tribe. In the event of the termination of this Agreement by the Tribe for an Event of Default under Section 11.2, Manager shall not, prospectively from the date of termination have the right to its Management Fee from the Enterprise, but such termination shall not affect Manager's rights relating to recoupment and reimbursement of monies owed to Manager and/or guaranteed by Manager and/or Manager's Affiliates (to the extent Manager or Manager's Affiliate has paid under such guarantee) under this Agreement, or any other agreements entered pursuant hereto. Any Total Net Revenues accruing through the date of termination shall be distributed in accordance with Section 6 of this Agreement. The Manager and Tribe acknowledge and agree that termination of this Agreement may not be a sufficient or appropriate remedy for breach by the Manager, and further agree that pursuant to the other provisions of this Agreement, including, but not limited to, Section 18, the Tribe shall, upon breach of this Agreement by the Manager, have the right to pursue such remedies (in addition to termination) at law or equity as it determines are best able to compensate it for such breach, including specifically actions to require payment of the Minimum Monthly Payment. The Manager specifically acknowledges and agrees that there will be irreparable harm to the Tribe and that damages will be difficult to determine if the Manager commits a Material Breach, and the Manager therefore further acknowledges that an injunction and/or other equitable relief will be an appropriate remedy for any such breach. In any event, the Tribe shall have the right to all payments due to the Tribe accruing until the date of termination. In the event that an arbitrator, or other finder of facts of competent jurisdiction, determines that the Tribe has arbitrarily, capriciously or improperly declared a breach when none in fact exists, punitive damages may be awarded against the Tribe in such amount as justice may require.

          12.3.2    Consequences of Tribe's Termination by the Manager. In the event of termination of this Agreement by Manager (i) under Sections 4.4 or 8 or (ii) for an Event of Default under Section 11.1, Manager shall not be required to perform any further services under this Agreement and the Tribe shall indemnify and hold Manager harmless against all liabilities of any nature whatsoever relating to the Enterprise; provided, that in the event of termination under (i) of this sentence, such indemnification shall be limited to liabilities resulting from acts within the control of the Tribe or its agents or created by the termination of this Agreement. Manager and the Tribe acknowledge and agree that termination of this Agreement will not be a sufficient or appropriate remedy for breach by the Tribe, and further agree that pursuant to the other provisions of this Agreement, including but not necessarily limited to, Section 18, Manager shall, upon breach of this Agreement by the Tribe, have the right to such remedies (in addition to termination) at law or equity as it determines are best able to compensate it for such breach, including, without limitation, specifically actions to require payment of the Management Fee pursuant to Section 6 for a term equal to the then remaining Term of this Agreement at the percentage of Net Revenues (gaming) and Net Revenues (other) specified in Section 6. The Tribe specifically acknowledges and agrees that there may be irreparable harm to Manager and that damages will be difficult to determine if the Tribe commits a Material Breach, and the Tribe therefore further acknowledges that an injunction and/or other equitable relief may be an appropriate remedy for any such breach. In any event, Manager shall have the right to and the Tribe shall immediately pay to Manager the Management Fee accruing until the date of termination as provided in Section 6 of this Agreement, and unpaid principal and interest and other amounts due under any note guaranteed by Manager or its Affiliates, and any other loans to the Tribe. In the event that an arbitrator, or other finder of facts of competent jurisdiction, determines that the Manager has arbitrarily, capriciously or improperly declared a breach when none in fact exists, punitive damages may be awarded against the Manager in such amount as justice may require.

        12.4    Involuntary Termination Due to Changes in Legal Requirements Agreement. It is the understanding and intention of the parties that the establishment and operation of the Enterprise shall conform to and comply with all Legal Requirements. If during the term of this Agreement, the Enterprise or any material aspect of Gaming is determined by the Congress of the United States, the Department of the Interior of the United States of America, the NIGC, or the final judgment of a court of competent jurisdiction to be unlawful under federal law or state law, the obligations of the parties hereto shall cease, and this Agreement shall be of no further force and effect; provided that:

    (a)
    Manager shall have the rights described elsewhere in this Agreement, including, but not limited to, the right to payment of the Management Fee for the full Term as provided in Section 6 of this Agreement;

    (b)
    Except as provided in Section 12.4(c) below, Manager and the Tribe shall retain all money previously paid to them pursuant to Section 6 of this Agreement;

    (c)
    Any money loaned to the Tribe by or guaranteed by Manager or Manager's Affiliates (to the extent Manager or its Affiliates have paid under such guarantee) or owed to Manager or its Affiliates shall be repaid to Manager or its Affiliates in accordance with the terms of the governing agreement including, without limitation, this Agreement;

    (d)
    The Tribe shall retain its interest in the title (and any lease) to all Enterprise assets, including all fixtures, supplies and equipment, subject to the rights of Manager pursuant to this Agreement, and subject to any requirements of the Financing Agreements; and

    (e)
    Manager shall have the right to payment of any monies due and owing as of the date of the change in Legal Requirements; and

    (f)
    Manager shall have the option to continue its interest in this Agreement and recommence operation of Gaming if, at some point during the Term of this Agreement, such recommencement is consistent with all Legal Requirements.

        12.5    Manager's Right to Terminate Agreement. Manager may terminate this Agreement by written notice effective upon receipt if:

    (a)
    Any Tribal, State or Federal authority where approval is required fails to approve this Agreement or otherwise objects to the performance by Manager of any obligation imposed on it under this Agreement;

    (b)
    Manager has been notified by any regulatory agency that the performance by it of any obligation imposed by this Agreement will jeopardize the retention of any license, or approvals granted thereunder, held by Manager or any of its Affiliates in other jurisdiction, and the Tribe refuses to allow Manager to immediately rectify any such complaint; and

    (c)
    Manager has reason to believe that the performance by it or the Tribe of any obligation imposed under this Agreement may reasonably be expected to result in the breach of any Legal Requirement and the parties have been unable to agree upon waiver of such performance within ten (10) days written notice by Manager.

Nothing in this Section 12.5 shall impair the rights of Manager (i) to fees, repayment or payments of all amounts otherwise due to Manager under this Agreement, including but not limited to the Management Fee, and unpaid principal and interest on all monies loaned to the Tribe whether pursuant to this Agreement or otherwise as if this Agreement had not been terminated, and (ii) to retain all fees previously paid to Manager by the Tribe.

        12.6    Notice and Opportunity to Cure. The Tribe will give Manager notice of any alleged violation of the Tribal Gaming Ordinance by Manager and thirty (30) days opportunity to cure before the Tribal Gaming Agency may take any action based on such alleged violation.

13.    Conclusion of the Management Term. Upon the conclusion or the termination of this Agreement, Manager shall have the following rights and obligations:

        13.1    Transition. Manager shall take reasonable steps for the orderly transition of management of the Enterprise to the Tribe or its designee pursuant to a transition plan as described in Section 19.2 of this Agreement; such transition period shall be for a reasonable period but not less than thirty (30) days.

        13.2    Undistributed Total Net Revenues. If the Enterprise has accrued Total Net Revenues which have not been distributed under Section 6 of this Agreement, Manager shall receive that Management Fee equal to the Management Fee it would have received had the distribution occurred during the term of the Management Agreement.

14.    Consents and Approvals.

        14.1    Tribe. Where approval or consent or other action of the Tribe is required, such approval shall mean the written approval of the Tribal Council evidenced by a resolution thereof, certified by a Tribal official as having been duly adopted, or such other person or entity designated by resolution of the Tribal Council. Any such approval, consent or action shall not be unreasonably withheld or delayed.

        14.2    Manager. Where approval or consent or other action of Manager is required, such approval shall mean the written approval of the Manager. Any such approval, consent or other action shall not be unreasonably withheld or delayed.

15.    Manager Disclosures.

        15.1    Shareholders and Directors. Manager warrants that on the date of this Agreement its Affiliates, Major Shareholders of Manager and Station Casinos, Inc., directors and officers are those listed at Exhibits C, D and E.

        15.2    Warranties. Manager further warrants and represents as of the date of this Agreement as follows:

    (a)
    No Major Shareholder has any beneficial ownership interest in Manager or Station Casinos, Inc., other than as set forth herein;

    (b)
    No officer, director or owner of ten percent (10%) or more of the stock of Manager has been arrested, indicted for, convicted of or pleaded nolo contendere to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime; and

    (c)
    No person or entity listed on Exhibit E to this Agreement, including any officers and directors of Manager, has been arrested, indicted for, convicted of or pleaded nolo contendere to any felony or any gaming offense, or had any association with individuals or entities known to be connected with organized crime.

        15.3    Criminal and Credit Investigation. Manager agrees that all of its Major Shareholders, directors and officers (whether or not involved in the Enterprise), shall:

    (a)
    Consent to background investigations to be conducted to the extent required by the IGRA, the Compact and the Tribe's Gaming and Gaming Agency Ordinances;

    (b)
    Be subject to licensing requirements in accordance with all Legal Requirements and this Agreement;

    (c)
    Consent to a background, criminal and credit investigation to be conducted by or for the NIGC, if required;

    (d)
    Cooperate fully with such investigations; and

    (e)
    Disclose any information requested which would facilitate the background and financial investigations.

Any materially false or deceptive disclosures or failure to cooperate fully with such investigations by an employee of Manager or an employee of the Tribe shall result in the immediate dismissal of such employee. The results of any such investigation may be disclosed to federal officials and to such regulatory authorities as required by law.

        15.4    Disclosure Amendments. Manager agrees that whenever there is within the meaning of 25 CFR Part 502 and Part 537, et. seq: (i) any material change in the information disclosed pursuant to this Section 15; (ii) any change in the person or entity responsible for the management contract; (iii) any change in a person who is a director of a corporation that is a party to the management contract; (iv) any change in the ten (10) persons or entities who have the greatest direct or indirect financial interest in the management contract; (v) any change in the entity or person with a financial interest in the management contract; or (vi) any other person or entity with a direct or indirect financial interest in the management contract otherwise designated by the NIGC. Manager shall notify the Tribe and the NIGC of such change not later than ten (10) days following the change or within ten (10) days after it becomes aware of such change. In accordance with 25 C.F.R. § 537.2, Manager shall submit to the NIGC the background information required in 25 C.F.R. § 537.1 within ten (10) days of any such proposed change in financial interest and in sufficient time to permit the NIGC to complete its background investigation by the time the individual is to assume management responsibility for, or the management contractor is to begin managing, the gaming operation. All of the warranties and agreements contained in this Section 15 shall apply to any person or entity who would fall under any of the aforementioned changes.

        15.5    Breach of Manager's Warranties and Agreements. MaterialBreach of any warranty or agreement of Manager contained in this Section 15 shall be grounds for immediate termination of this Agreement; provided that (i) if a breach of the warranty contained in Section 15.2(b) is discovered, and such breach was not disclosed by any background check conducted by the FBI as part of the NIGC or other federal approval of this Agreement, or was discovered by the FBI investigation but all officers and directors of Manager sign sworn affidavits that they had no knowledge of such breach, then Manager shall have thirty (30) days after notice from the Tribe to terminate the interest of the offending person or entity and, if such termination takes place, this Agreement shall remain in full force and effect; and (ii) if a breach relates to a failure to update changes in financial position or additional gaming related activities, then Manager shall have thirty (30) days after notice from the Tribe to cure such default prior to termination.

16.    Recordation. At the option of Manager or the Tribe, any security agreement related to this Agreement or any related documents, may be recorded in any public records. Where such recordation is desired in any relevant recording office maintained by the Tribe, and/or in the public records of the BIA, the Tribe will accomplish such recordation upon the request of Manager. Manager shall promptly reimburse the Tribe for all expenses, including attorney fees, incurred as a result of such request. No such recordation shall waive the Tribe's sovereign immunity.

17.    No Joint Venture. The parties further agree and acknowledge that it is not their intent, and that this Agreement shall not be construed, to create a joint venture between the Tribe and Manager; rather, Manager shall be deemed to be an independent contractor for all purposes hereunder.

18.    Dispute Resolution.

        18.1    Waiver of Sovereign Immunity. The Tribe, on behalf of itself and its Affiliates, expressly and irrevocably waives its and their sovereign immunity (and any defense based thereon) from suit for the purpose of permitting or compelling arbitration as provided in this Section 18 and consents to the jurisdiction of and to be sued in the United States District Court for the Eastern District of California, the United States Courts of Appeals, and the United States Supreme Court for the purpose of compelling arbitration or enforcing any arbitration award or judgment with respect to any dispute arising out of this Agreement, the Development Services Agreement, the Financing Agreements or any other agreement or instrument related to or referenced by this Agreement, or the Tribal Gaming Ordinance, or any rules, actions or decisions of the Tribe or the Tribal Council. If the United States District Court for the Eastern District of California lacks jurisdiction, the Tribe consents to be sued in the California State Court system or any other court of competent jurisdiction. The Tribe hereby waives any requirement of exhaustion of tribal remedies. Without in any way limiting the generality of the foregoing, the Tribe expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, repossessing any property and equipment subject to a security interest or otherwise giving effect to any judgment entered; provided, however, that in no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets of the Tribe specified in Section 18.3(a) below, and no decisions or actions reserved exclusively to tribal governments by the Indian Gaming Regulatory Act, or other federal law or regulation, shall be subject to arbitration. The Tribe does not waive any aspect of its sovereign immunity with respect to actions by third parties other than an Affiliate.

        18.2    Arbitration. All disputes, controversies or claims arising out of or relating to this Agreement or other obligation between the parties other than those disputes related to approval of budgets and issuance of licenses by the Tribal Gaming Agency, including, but not limited to, the Tribal Gaming Ordinance, or any rules, actions or decisions of the Tribal Council, the Business Board, the Development Board or the Tribe, including, but not limited to, the issuance, non-issuance, condition, suspension, denial or revocation of any license, or the failure to comply with any standard of conduct required by this Agreement shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date demand for arbitration is made, and the Federal Arbitration Act. The provisions of Section 1283.05 of the California Code of Civil Procedure, as it may be amended, shall apply; provided that discovery otherwise authorized by Section 1283.05 may be limited by order of the arbitrator. The parties agree that binding arbitration shall be the sole remedy as to all disputes arising out of this Agreement, except for disputes requiring injunctive or declaratory relief.

    (a)
    Choice of Law. In determining any matter the Arbitrator(s) shall apply the terms of this Agreement, without adding to, modifying or changing the terms in any respect, and shall apply California law or federal law, where applicable (excluding Tribal law).

    (b)
    Place of Hearing. All arbitration hearings shall be held at a place designated by the arbitrator(s) in Sacramento, California or at such other place agreed to by the parties.

    (c)
    Confidentiality. The parties and the arbitrator(s) shall maintain strict confidentiality with respect to the arbitration.

          18.2.1    No Arbitration of Governmental Action. Nothing contained in this Agreement is intended to subject to arbitration the prerogative of the Tribe or any of its instrumentalities or agencies to take any Governmental Action; provided however, that nothing herein shall impair Manager's contractual remedies set out in this Section 18 of this Agreement with respect to any Governmental Action.

        18.3    Limitation of Actions. The Tribe's waiver of sovereign immunity from suit is specifically limited to permitting, and does permit the following actions and judicial remedies:

    (a)
    Damages. The enforcement of an award of money and/or damages; provided that the arbitrator(s) and/or the court shall have no authority or jurisdiction to order execution against any assets or revenues of the Tribe except undistributed or future Total Net Revenues, Furnishing and Equipment or accounts receivable of the Enterprise. In no instance shall any enforcement of any kind whatsoever be allowed against any assets of the Tribe other than the limited assets of the Tribe specified in this Section 18.3.

    (b)
    Consents, Approvals and Representations. The enforcement of a determination by an arbitrator that the Tribe's consent or approval has been unreasonably withheld contrary to the terms of this Agreement or that the Tribe has breached any representation, warranty or covenant of this Agreement.

    (c)
    Injunctive Relief and Specific Performance. The enforcement of a determination by an arbitrator that prohibits the Tribe from taking any action that would prevent Manager from performing its obligations pursuant to the terms of this Agreement, or that requires the Tribe to specifically perform any obligation under this Agreement (other than an obligation to pay money except as provided for in Section 18.3(a)).

    (d)
    Action to Compel Arbitration. An action to compel arbitration pursuant to this Section 18.

        18.4    Notice and Right to Cure. The parties agree that, without limiting any right to acceleration or demand for payment set forth in this Agreement, before the dispute resolution mechanisms described in this Section 18 may be utilized, the party claiming breach or damage shall give written notice of the alleged breach or damage to the other party, and both shall make a serious effort to meet, cure any breach, and otherwise make a good faith effort to resolve any differences.

        18.5    Cooperation. The parties hereby agree to ensure that their respective representatives to the Business Board shall cooperate reasonably and fully and shall try to reach agreement or compromise on all matters before the Business Board. In the event that the Business Board is unable to reach agreement or compromise on any matter that reasonably may be expected to have an adverse material effect on the Enterprise, that matter shall be submitted to binding arbitration. Additionally, any ruling, action or decision by the Tribal Gaming Agency which concerns the issuance, non-issuance, condition, suspension, denial or revocation of Manager's license shall be submitted to binding arbitration pursuant to Section 18.2.

        18.6    Performance During Disputes. It is mutually agreed that during any kind of controversy, claim, disagreement or dispute, including a dispute as to the validity of this Agreement, Manager shall continue to possess the rights, duties, and obligations set forth in this Agreement, and the Tribe and Manager shall continue their performance of the provisions of this Agreement and its exhibits. Manager and the Tribe agree that the Enterprise Bank Accounts shall not be subject to attachment, or any rights of deduction or set off or counterclaim by either party. Manager and the Tribe shall each be entitled to injunctive relief from a civil court or other competent authority to maintain such rights, duties, and obligations in the event of a threatened eviction during any dispute, controversy, claim or disagreement arising out of this Agreement. Notwithstanding any provision in this Section 18.6 to the contrary, if the dispute involves the revocation of Manager's license, Manager will suspend performance of its managerial duties under this Agreement; however, the Enterprise will continue to pay the Management Fee into an off-reservation third party interest-bearing escrow account until such time that the dispute is resolved.

        18.7    Tribal Court. The Tribe represents that it does not have any Tribal Court or judicial system. The Tribe covenants that, at such time as it establishes any Tribal Court, (i) no party to this Agreement shall be required to commence or pursue any proceeding with respect to any dispute arising under this

Agreement in such Tribal Court, (ii) such Tribal Court shall lack the discretion to refuse to compel arbitration among the parties to any such dispute, and (iii) such Tribal Court shall be obligated to honor and enforce any award by any arbitrator, without review of any nature by such Tribal Court.

19.    Intent to Negotiate New Agreement.

        19.1    Negotiations of New Agreement. On or before thirty (30) days after the end of the sixth (6th) anniversary of the Commencement Date, the Tribe shall give Manager notice of its intent regarding its willingness to enter into negotiations for a new Management Agreement to be effective upon the conclusion of this Agreement and approval by the NIGC.

        19.2    Transition Plan. If the Tribe and Manager are unable to agree to the terms of a new management agreement or if the Tribe decides not to enter into negotiations for a new management agreement, then the Tribe and Manager shall agree upon a transition plan within thirty (30) days notice from the Tribe of its intention not to negotiate a new management agreement, including a computer transition plan, which plan shall be sufficient to allow the Tribe to operate the Enterprise and provide for the orderly transition of the management of the Enterprise.

20.    Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof. All agreements, covenants, representations, and warranties, express or implied, oral or written, of the parties with respect to the subject matter hereof are contained herein. No other agreements, covenants, representations, or warranties, express or implied, oral or written have been made by any party to the other with respect to the subject matter of this Agreement. All prior and contemporaneous conversations, discussions, negotiations, possible and alleged agreements and representations, covenants and warranties with respect to the subject matter hereof, are waived, merged herein and superseded hereby. Each party affirmatively represents that no promises have been made to that party which are not contained in this Agreement, and the exhibits, and stipulates that no evidence of any promises not contained in this Agreement, and the exhibits, shall be admitted into evidence on their behalf. This Agreement shall not be supplemented, amended or modified by any course of dealing, course of performance or uses of trade and may only be amended or modified by a written instrument duly executed by officers of both parties.

21.    Government Savings Clause. Each of the parties agrees to execute, deliver and, if necessary, record any and all additional instruments, certifications, amendments, modifications and other documents as may be required by the United States Department of the Interior, BIA, the NIGC, the office of the Field Solicitor, or any applicable statute, rule or regulation in order to effectuate, complete, perfect, continue or preserve the respective rights, obligations, liens and interests of the parties hereto to the fullest extent permitted by law; provided, that any such additional instrument, certification, amendment, modification or other document shall not materially change the respective rights, remedies or obligations of the Tribe or Manager under this Agreement or any other agreement or document related hereto.

22.    Preparation of Agreement. This Agreement was drafted and entered into after careful review and upon the advice of competent counsel; it shall not be construed more strongly for or against either party.

23.    Standard of Reasonableness. Unless specifically provided otherwise, all provisions of this Agreement and all collateral agreements and actions necessary to implement or enforce any such agreement or provision shall be governed by a standard of commercial reasonableness and good faith. Obligations of any party to use best efforts will also be qualified by a standard of commercial reasonableness and good faith.

24.    Execution. This Agreement may be executed in four (4) counterparts, two (2) to be retained by each party. Each of the four (4) originals is equally valid. This Agreement shall be deemed "executed"

and shall be binding upon both parties when properly executed and approved by the Chairman of the NIGC.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

UNITED AUBURN INDIAN COMMUNITY
By:	Jessica Tavares, Chairperson
STATION CALIFORNIA, LLC
By:
Name:
Title:

NIGC APPROVAL

        APPROVED this            day of                        , 2002, by National Indian Gaming Commission                        .

NATIONAL INDIAN GAMING COMMISSION
By:

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  Exhibit 10.41